EXHIBIT 10.1

Execution Version

CONFIDENTIAL TREATMENT REQUESTED

INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND NOTED WITH “***”. AN UNREDACTED VERSION OF THIS DOCUMENT HAS ALSO BEEN PROVIDED TO THE SECURITIES AND EXCHANGE COMMISSION.

SHARE PURCHASE AGREEMENT

August 11, 2016

This SHARE PURCHASE AGREEMENT is made by and between Lantheus Medical Imaging, Inc., a Delaware corporation (“Seller”) and Global Medical Solutions, Ltd., a company incorporated under the laws of the Cayman Islands or (with Seller’s prior approval, not to be unreasonably withheld) its Affiliated designee (“Buyer”), as of the date first written above (the “Effective Date”) (this “Agreement”).

Buyer and Seller also may be referred to in this Agreement each as a “Party” and collectively as the “Parties.” All capitalized terms used in this Agreement are defined in Section 1.1 below.

RECITALS

WHEREAS, as of immediately prior to the Effective Date, Lantheus MI Australia Pty Ltd., an Australian proprietary limited company (the “Company”), conducted its business of the Company of (i) servicing two (2) radiopharmacies in Tullamarine, Victoria, Australia and Thebarton, South Australia, Australia that prepare individual, patient-ready unit doses of SPECT-based radiopharmaceuticals (including bulk unit doses) for sale to healthcare providers (for administration to patients by those healthcare providers) in the Territory (the “Radiopharmacy Business”), as well as (ii) owning and/or operating other businesses, including a direct business involved in selling contrast agents (DEFINITY®) and bulk SPECT-based radiopharmaceuticals (i.e., technetium generators, hot products and cold kits) to commercial radiopharmacies and healthcare providers (for those healthcare providers to prepare unit doses for administration to patients by those healthcare providers) in and outside of the Territory (the businesses described in clauses (ii), collectively, the “Retained Business”);

WHEREAS, Seller owns all of the issued and outstanding ordinary shares of the Company (the “Shares”);

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, and the Parties wish to enter into a Distribution Agreement relating to, among other things, a certain portion of the Retained Business, in each case, subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual promises in this Agreement, and in consideration of the representations, warranties, and covenants in this Agreement, the Parties agree as follows:

SECTION 1

DEFINITIONS; INTERPRETATION

1.1 Definitions. The following terms will have the following meanings for purposes of this Agreement:

(a) “Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by Contract or otherwise. Notwithstanding the foregoing, neither Avista Capital, nor its personnel, nor its investment funds, nor any portfolio company of any of its investment funds (other than Lantheus Holdings, Inc. and its Subsidiaries) will be considered to be an Affiliate of Seller.

(b) “Agreement” has the meaning set forth in the Preamble.

(c) “Applicable Accounting Principles” has the meaning set forth on Schedule 1.1(c).

(d) “Approvals” means any approvals, permits, licenses or similar approvals or rights issued by Governmental Authorities that are required to be obtained or maintained under any applicable Law, in each case, in connection with the consummation of the Share Sale.

(e) “Basket Amount” has the meaning set forth in Section 7.3(b).

(f) “Best of Seller’s Knowledge” means the actual knowledge of any of the individuals set forth on Schedule 1.1(f), and the constructive knowledge that any such individual would have obtained after making reasonable inquiry of Seller’s (or its relevant Affiliate’s) directors, officers or employees responsible for the particular matter in question.

(g) “Business Day” means, any day other than (i) a Saturday or a Sunday or (ii) a day on which banks are authorized to close in New York, New York in the United States of America.

(h) “Buyer” has the meaning set forth in the Preamble.

(i) “Buyer’s Indemnified Persons” has the meaning set forth in Section 7.1.

(j) “Cap” has the meaning set forth in Section 7.3(b).

(k) “Closing” has the meaning set forth in Section 3.1.

(l) “Closing Time” has the meaning set forth in Section 3.1.

(m) “Closing Time Balance Sheet” has the meaning set forth in Section 2.3(a)(i)(A).

(n) “Closing Working Capital” means: (a) Current Assets, minus (b) Current Liabilities, in each case, at the Closing Time and determined using the Applicable Accounting Principles.

(o) “Closing Working Capital Statement” has the meaning set forth in Section 2.3(a)(i)(B).

(p) “Company” has the meaning set forth in the Preamble.

(q) “Confidential Information” has the meaning set forth in Sections 9.1(a) and 9.1(b).

(r) “Contract” means any contract, agreement, lease, license, commitment, indenture, mortgage, note, bond loan or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

(s) “Contracting Parties” has the meaning set forth in Section 10.14.

(t) “Current Assets” means the current assets of the Company (which will be deemed to include restricted cash securing any bank guarantees of any obligations under any Real Property Leases and, for the avoidance of doubt, including those current assets related to that portion of the Retained Business operated by the Company) at the Closing Time, in each case, determined using the Applicable Accounting Principles.

(u) “Current Liabilities” means the current liabilities of the Company (for the avoidance of doubt, including those current liabilities related to that portion of the Retained Business operated by the Company) at the Closing Time, in each case, determined using the Applicable Accounting Principles.

(v) “Decommissioning Costs” means the actual costs and expenses incurred by the Company in completing the restoration and decommissioning activities contemplated by, and in accordance with, Section 6.8 (other than any costs and expenses incurred to complete restoration or decommissioning activities that are required to be undertaken as a direct result of the Company’s conduct or activities after Closing).

(w) “Disclosing Party” has the meaning set forth in Section 9.1(a).

(x) “Disputed Amounts” has the meaning set forth in Section 2.3(c).

(y) “Distribution Agreement” means the Supply and Distribution Agreement in substantially the form of Exhibit A to this Agreement, as may be amended, modified and/or supplemented from time to time in accordance with its terms.

(z) “Duty” means any stamp, transaction, registration or transfer duty or similar charge imposed by any Governmental Authority and includes any interest, fine, penalties, charge or other amount imposed in respect of any of them.

(aa) “Effective Date” has the meaning set forth in the Preamble.

(bb) “Employees” means the individuals employed by the Company as of the Effective Date.

(cc) “Environmental Law” means any Law in any way relating to the environment or natural resources.

(dd) “Excluded Customer” means the customer set forth on Schedule 1.1(dd).

(ee) “Excluded Employees” has the meaning set forth in Section 6.1(a).

(ff) “Financial Statements” has the meaning set forth in Section 4.6.

(gg) “Fundamental Representations” has the meaning set forth in Section 7.3(a).

(hh) “Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether domestic or foreign, federal, provincial or local, or any department (or subdivision thereof), commission, bureau, tribunal, agency, board, instrumentality or authority thereof, any court or arbitrator (public or private), or any applicable stock exchange.

(ii) “GST” has the meaning set forth in the GST Act.

(jj) “GST Act” means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

(kk) “GST Group” has the meaning set forth in the GST Act.

(ll) “GST Law” has the meaning set forth in the GST Act.

(mm) “Indebtedness” of any Person means the principal of and accreted value and unpaid interest in respect of: (i) indebtedness for borrowed money; (ii) amounts owing as the deferred purchase price for property or services; and (iii) indebtedness evidenced by any note, bond, debenture or other debt instrument or debt security, the payment of which such Person is responsible or liable. For greater clarity, Indebtedness will not include any amount included in the calculation of the Closing Working Capital.

(nn) “Indemnification Claim” has the meaning set forth in Section 7.4(b).

(oo) “Indemnifying Party” has the meaning set forth in Section 7.4(a).

(pp) “Indemnified Persons” means the Buyer’s Indemnified Persons or the Seller’s Indemnified Persons, as the case may be.

(qq) “Independent Accountant” has the meaning set forth in Section 2.3(c).

(rr) “Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created or arising under the Laws of Australia or any other jurisdiction, including: (i) all patents and applications therefor, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof; (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (iii) all Internet domain names; (iv) all copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof; and (v) all trade secrets and know-how.

(ss) “Interim Balance Sheet” has the meaning set forth in Section 4.6.

(a) “Interim Balance Sheet Date” has the meaning set forth in Section 4.6.

(tt) “Law” means any law, statute, regulation, ordinance, rule, Order or requirement enacted, promulgated, entered into, or imposed by, any Governmental Authority (including, for the sake of clarity, common law).

(uu) “Leased Real Properties” has the meaning set forth in Section 4.11(b).

(vv) “Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings, hearings or investigations (in each case, whether public or private and whether civil, criminal or administrative) by or before a Governmental Authority.

(ww) “Liability” means, collectively, any Indebtedness, guaranties, endorsements, claims, losses, damages, deficiencies, costs, expenses, fines, penalties, liabilities, obligations or responsibilities of any nature or kind, whether accrued or fixed, known or unknown, absolute or contingent, matured or not or determined or determinable, and whether due or to become due, including any liability arising under any Law, action or Order and under liability arising under any Contract.

(xx) “Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction and hypothecation and includes a security interest within the meaning of section 12(1) and 12(2) of the Personal Property Securities Act 2009 (Cth) and any agreement to grant or create any of the above.

(yy) “Look-Back Date” means ***.

(zz) “Loss” and “Losses” have the meanings set forth in Section 7.1.

(aaa) “Marks” has the meaning set forth in the definition of the term Intellectual Property.

(bbb) “Material Adverse Effect” means any result, occurrence, fact, change, event or effect that is materially adverse to, or would reasonably be expected to be materially adverse to, the condition (financial or otherwise), assets, liabilities, obligations, operations or Radiopharmacy Business of the Company, taken as a whole, except for any result, occurrence, fact, change, event or effect that arises out of, results from or is attributable to: (i) changes that are the result of factors generally affecting radiopharmacy and nuclear medicine department markets in the Territory; (ii) any adverse change, effect or circumstance arising out of or resulting from actions contemplated by the Parties in connection with this Agreement or the pendency or announcement of the Transactions (iii) changes or proposed changes in applicable Laws, regulatory conditions, policies or government programs or the interpretation, application, non-application, enforcement or non-enforcement of applicable Laws, conditions, policies or programs by any Governmental Authority; (iv) any change to generally accepted accounting principles or in the interpretation thereof; (v) any action taken at the written request of Buyer; (vi) any failure, in and of itself, of the Company to meet any projection or forecast (it being understood that the causes underlying the failure may be taken into account in determining whether a Material Adverse Effect has occurred); (vi) changes that are the result of economic factors affecting the national, regional or world economy or securities or currency markets, or acts of war or terrorism; or (viii) any of the matters disclosed in the Schedules.

(ccc) “Material Contracts” has the meaning set forth in Section 4.13.

(ddd) “Mr. Penglis” means Stanley Penglis and/or his Affiliates, in each case, in his/its capacity as owner and operator of the two (2) radiopharmacies in Tullamarine, Victoria, Australia and Thebarton, South Australia, Australia serviced by the Company pursuant to the S&FAs (as defined in Schedule 4.13).

(eee) “Nonparty Affiliates” has the meaning set forth in Section 10.14.

(fff) “Notice of Claim” has the meaning set forth in Section 7.4(a).

(ggg) “Order” means, except as otherwise provided in this Agreement, any final and enforceable order, injunction, judgment, decree, ruling, writ, assessment, award or arbitration award of a Governmental Authority.

(hhh) “Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Radiopharmacy Business, as conducted by or on behalf of the Company as of immediately prior to the Effective Date and consistent in all material respects with past practice.

(iii) “Party” and “Parties” have the meanings set forth in the Preamble.

(jjj) “Permitted Liens” means:

(i) Liens for Taxes, assessments, Governmental Authority charges or levies not yet due and payable;

(ii) statutory Liens relating to obligations not due and payable;

(iii) Liens for public utilities not due and payable;

(iv) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Company, taken as a whole;

(v) easements, rights of way, zoning ordinances and other similar encumbrances affecting Leased Real Property which are not, individually or in the aggregate, material to the Company, taken as a whole, and which do not prohibit or interfere with the current operation of any Leased Real Property;

(i) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business which are not, individually or in the aggregate, material to the Company, taken as a whole;

(vi) any privilege in favor of any lessor, licensor or permitter for rent to become due or for other obligations or acts, the performance of which is required under Contracts; or

(vii) other imperfections of title or Liens which are not, individually or in the aggregate, material to the Company, taken as a whole.

(kkk) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Authority.

(lll) “Post-Closing Adjustment” has the meaning set forth in Section 2.3(a)(ii).

(mmm) “Post-Closing Tax Period” means any taxable period beginning after the Effective Date and, with respect to any taxable period beginning before and ending after the Effective Date, the portion of such taxable period beginning after the Effective Date.

(nnn) “Pre-Closing Tax Period” means any taxable period ending on or before the Effective Date and, with respect to any taxable period beginning before and ending after the Effective Date, the portion of such taxable period ending on the day prior to the Effective Date.

(ooo) “Pre-Closing Tax Return” has the meaning set forth in Section 8.3(a).

(ppp) “Purchase Price” has the meaning set forth in Section 2.2.

(qqq) “Radiopharmacy Business” has the meaning set forth in the Recitals.

(rrr) “Real Property Leases” has the meaning set forth in Section 4.11(b).

(sss) “Receiving Party” has the meaning set forth in Section 9.1(a).

(ttt) “Representatives” means, with respect to any Person, the Affiliates, directors, officers, employees, agents or advisors (including attorneys, accountants, financial advisors and consultants) of such Person and representatives of any of the foregoing; and, with respect to Buyer, the term “Representatives” will also include Buyer’s lenders and their respective Representatives.

(uuu) “Required Approvals” has the meaning set forth in Schedule 1.1(uuu).

(vvv) “Resolution Period” has the meaning set forth in Section 2.3(b)(ii).

(www) “Restricted Period” has the meaning set forth in Section 6.4.

(xxx) “Retained Business” has the meaning set forth in the Preamble.

(yyy) “Review Period” has the meaning set forth in Section 2.3(b)(i).

(zzz) “Scheduled Approvals” has the meaning set forth in Section 4.14(a).

(aaaa) “Seller” has the meaning set forth in the Preamble.

(bbbb) “Seller’s Indemnified Persons” has the meaning set forth in Section 7.2.

(cccc) “Seller’s Knowledge” means the actual knowledge, after reasonable inquiry of Seller’s (or its relevant Affiliate’s) directors, officers or employees responsible for the matter at hand, of those individuals set forth on Schedule 1.1(f).

(dddd) “Shares” has the meaning in the Recitals.

(eeee) “Share Sale” has the meaning set forth in Section 2.1.

(ffff) “Statement of Objections” has the meaning set forth in Section 2.3(b)(ii).

(gggg) “Straddle Period” means a taxable period that begins before and ends after the Effective Date.

(hhhh) “Straddle Tax Return” has the meaning set forth in Section 8.3(b).

(iiii) “Target Working Capital” shall be AUD$650,000.

(jjjj) “Tax” or “Taxes” means any and all taxes, assessments, levies, tariffs, duties or other charges or impositions in the nature of a tax imposed by any Governmental Authority, including, without limitation, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, real property transfer, recording, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including any interest or penalty thereon or addition thereto and any interest in respect of such additions or penalties.

(kkkk) “Tax Authority” means any Governmental Authority, semi government, administrative, municipal, statutory, fiscal or judicial body, department, commission, authority, tribunal, agency, entity or person responsible for the collection of any Tax or administration of any Tax Law.

(llll) “Tax Expert” means any mutually agreed accounting firm (in each case, as long as the individuals at such firm involved in resolving the dispute are independent of Buyer and Seller and their respective Affiliates).

(mmmm) “Tax Law” means any Law in relation to any Tax including the Income Tax Assessment Act 1936 (Cth) and Income Tax Assessment Act 1997 (Cth).

(nnnn) “Tax Return” means any report, return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing supplied or required to be supplied to any Governmental Authority or Tax Authority with respect to Taxes.

(oooo) “Territory” means Australia.

(pppp) “Transaction Documents” means this Agreement, the Distribution Agreement, the Waiver and the other documents, instruments, exhibits, annexes, schedules or certificates contemplated by this Agreement and thereby.

(qqqq) “Transactions” means the transactions contemplated by the Transaction Documents.

(rrrr) “Transferred Employees” has the meaning set forth in Section 6.1(a).

(ssss) “Undisputed Amounts” has the meaning set forth in Section 2.3(c).

(tttt) “Waiver” means a waiver by the Company and Buyer of all rights and claims existing or otherwise accruing on or prior to Closing against the Company’s current and former directors, officers and employees in reasonable form, as may be amended, modified and/or supplemented from time to time in accordance with its terms.

1.2 Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement will be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Sections, Sections, Exhibits and Schedules will be deemed references to Sections and Sections of, and Exhibits and Schedules to, this Agreement. References in this Agreement to “this Agreement” and the phrases “in this Agreement,” “of this Agreement” and words of similar import refer to this Agreement, including its Exhibits and Schedules, in their entirety. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Any reference to any Law will be deemed to refer to the Law as amended and also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

SECTION 2

PURCHASE AND SALE

2.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, on the Effective Date, for the Purchase Price, Seller will sell to Buyer, and Buyer will purchase from Seller, the Shares (the “Share Sale”).

2.2 Purchase Price. Subject to any adjustment hereunder, the aggregate consideration for the Shares will be an amount in cash equal to AUD$2,000,000 payable at Closing by Buyer to Seller (as may be adjusted after Closing for any true-up payments in respect of any Tax Liabilities contemplated by Sections 2.3(g), 9.5 and/or 10, the “Purchase Price”).

2.3 Purchase Price Adjustment.

(a) Post-Closing Adjustment.

(i) Within *** (***) days after the Effective Date, Seller will prepare and deliver to Buyer (A) a balance sheet of the Company at and as of the Closing Time, which balance sheet will be prepared in accordance with the Applicable Accounting Principles (“Closing Time Balance Sheet”), with reasonable supporting documentation, (B) a statement setting forth its calculation of Closing Working Capital, which statement will be prepared in accordance with the Applicable Accounting Principles and will be substantially in the form of Schedule 2.3(a)(i)(1) (the “Closing Working Capital Statement”), and (C) a certificate of the Chief Executive Officer or Chief Financial Officer of Seller that each of the Closing Time Balance Sheet and Closing Working Capital Statement was prepared using the Applicable Accounting Principles. For purposes of facilitating interpretation of this Section 2.3(a)(i), Schedule 2.3(a)(i)(2) contains an illustrative Closing Working Capital Statement calculating Closing Working Capital as of the Interim Balance Sheet Date in accordance with the Applicable Accounting Principles. Seller and its accountants will have full access to the relevant books and records of the Company, the personnel of, and work papers prepared by, Buyer, the Company and/or either of their accountants to the extent that they relate to the Closing Time Balance Sheet and/or the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s and/or the Company’s possession) relating to the Closing Time Balance Sheet and/or the Closing Working Capital Statement as Seller may reasonably request for the purpose of preparing the Closing Time Balance Sheet and/or the Closing Working Capital Statement.

(ii) The “Post-Closing Adjustment” will be an amount equal to (A) the Closing Working Capital, minus (B) the Target Working Capital, minus (C) any Taxes that are due and payable for periods prior to and through the Closing, but which have not been paid by the Company or the Seller or which otherwise remain outstanding at the time when any Post-Closing Adjustment amount is due and payable. If the Post-Closing Adjustment is a positive number, Buyer will pay to Seller an amount in Australian dollars equal to the Post-Closing Adjustment within the timeframe described in Section 2.3(f). If the Post-Closing Adjustment is a negative number, Seller will pay to Buyer an amount in Australian dollars equal to the absolute value of the Post-Closing Adjustment within the timeframe described in Section 2.3(f).

(b) Examination and Review.

(i) After receipt of the Closing Time Balance Sheet and the Closing Working Capital Statement, Buyer will have *** (***) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Buyer and its accountants will have full access to the relevant books and records of Seller, the personnel of, and work papers prepared by, Seller and/or Seller’s accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Seller’s possession) relating to the Closing Working Capital Statement as Buyer may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections.

(ii) On or prior to the last day of the Review Period, Buyer may object to the Closing Working Capital Statement by delivering to Seller a written statement setting forth Buyer’s objections in reasonable detail, indicating each disputed item or amount and the basis for Buyer’s disagreement therewith (the “Statement of Objections”). If Buyer fails to deliver the Statement of Objections before the expiration of the Review Period, then the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement will be deemed to have been accepted by Buyer. If Buyer delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller will negotiate in good faith to resolve such objections within *** (***) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if such objections are so resolved within the Resolution Period, then the Post-Closing Adjustment and the Closing Working Capital Statement, with such changes as may be agreed in writing by Buyer and Seller, will be final and binding on the Parties.

(c) Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (the “Disputed Amounts”); and any amounts not so disputed, (the “Undisputed Amounts”) will be submitted for resolution to a mutually agreed accounting firm (in each case, as long as the individuals at such firm involved in resolving the dispute are independent of Buyer and Seller and their respective Affiliates) (the “Independent Accountant”) which, acting as experts and not arbitrators, will resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The Independent Accountant will only decide the specific items under dispute by the Parties and its decision for each Disputed Amount will be in accordance with this Section 2.3, the applicable definitions in this Agreement and the Applicable Accounting Principles and within the range of values assigned by Buyer and Seller to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(d) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant and any related reasonable and documented out-of-pocket expenses will be borne and paid by the unsuccessful party on the preponderance of the Disputed Amounts.

(e) Determination by Independent Accountant. The Independent Accountant will make a determination as soon as practicable within *** (***) days (or such other time as the Parties will agree in writing) after its engagement, and its resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment will be final and binding upon the Parties.

(f) Payments of Post-Closing Adjustment. Except as otherwise provided in this Agreement, any payment of the Post-Closing Adjustment will be due and payable as follows:

(i)*** of the total of (A) the Post-Closing Adjustment, minus (B) any then-remaining Disputed Amounts, will be due and payable on the date that is the *** (***) month anniversary of the Effective Date (or, if not on a Business Day, the first Business Day thereafter);

(ii) if any then-remaining Disputed Amounts are resolved between the *** (***) and *** (***) month anniversaries of the Effective Date, then *** of such resolved Disputed Amounts will be due and payable within *** (***) Business Days of the resolution thereof;

(iii) the remaining total of (A) the Post-Closing Adjustment (including the resolved Disputed Amounts described in clause (ii) above), minus (B) any then-remaining Disputed Amounts, will be due and payable on the date that is the *** (***) month anniversary of the Effective Date (or, if not on a Business Day, the first Business Day thereafter); and

(iv) if any then-remaining Disputed Amounts are resolved after the *** (***) month anniversary of the Effective Date, then such resolved Disputed Amounts will be due and payable within *** (***) Business Days of the resolution thereof.

(g) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.3 will be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

2.4 Payment Method. On the Effective Date, Buyer will pay the Purchase Price to, or on behalf of, Seller by wire transfer of immediately available funds denominated in Australian dollars, into the accounts then designated by Seller in writing. All payments under Section 2.3 will be made by wire transfer of immediately available funds denominated in Australian dollars, into the accounts then designated by Buyer or Seller, as the case may be.

SECTION 3

CLOSING

3.1 The Closing. The Transactions contemplated in this Agreement, including the execution of the Transaction Documents other than this Agreement (the “Closing”), will take place remotely (or any other place as the parties may designate in writing) at 2:00 p.m. (Boston time) on the Effective Date, it being understood that the Closing will be effective as of 00:01 a.m. on the Effective Date (the “Closing Time”), unless another time, date or place is agreed to in writing by the Parties.

3.2 Closing Deliveries.

(a) Deliveries by Seller. At the Effective Date, Seller will deliver or cause to be delivered to Buyer the following:

(ii) a duly executed Distribution Agreement;

(iii) a duly executed transfer of the Shares in registrable form;

(iv) one or more share certificates representing the Shares, or if such share certificate or certificates cannot be located, a document duly executed by Seller which confirms that the relevant share certificate or certificates have either been lost, stolen or destroyed together with an undertaking to deliver up the missing share certificate or certificates to Buyer if they ever come into Seller’s possession or control;

(v) the certificate of incorporation of the Company (including any certificate of incorporation on the change of name of the Company);

(vi) the seal, and any duplicate common or official seal of the Company (if any);

(vii) details of the most recent corporate key issued by the Australian Securities and Investments Commission to the Company;

(viii) the signed resignations of all directors and the company secretary of the Company; and

(ix) a written resolution of the directors of the Company resolving as follows: (i) the resignations of the officers referred to in Section 3.2(a)(viii) are accepted; (ii) such persons as Buyer nominates in writing to Seller not less than three (3) Business Days before the Effective Date are appointed as directors and company secretary of the Company with effect from the Effective Date (subject to receipt of the necessary consent to act forms by the Company); and (iii) subject only to the payment of any applicable Duty, the transfer of the Shares to Buyer be approved for registration and the share register of the Company be updated accordingly, all share certificates of Seller be cancelled, a share certificate be issued to Buyer in respect of the Shares and the necessary filings with the Australian Securities and Investments Commission occur.

(b) Deliveries by Buyer. At the Effective Date, Buyer will deliver to Seller the following:

(i) a duly executed Distribution Agreement;

(ii) a duly executed Waiver;

(iii) evidence of wire transfer(s) of the Purchase Price referred to in Sections 2.2 and 2.4; and

(iv) a duly executed counterpart of any document required to be delivered by Seller at the Effective Date to which Buyer is a party or which otherwise contemplates execution by Buyer.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF SELLER

For purposes of the Representations and Warranties made in this Section 4, references to the Company shall be deemed to include the Radiopharmacy Business. Except as set forth in the Schedules, Seller represents and warrants to Buyer as of the Effective Date (or as of any other specifically referenced date) as follows:

4.1 Organization and Corporate Power. Each of Seller and the Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Each of Seller and the Company has the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have, or would not be reasonably expected to have, a Material Adverse Effect.

4.2 Due Authorization. Each of Seller and the Company has the requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the Transactions to which it is a party. The execution, delivery and performance by each of Seller and the Company of such Transaction Documents and the consummation by it of such Transactions have been duly authorized by all necessary corporate action on its part, and no other corporate proceeding is necessary for the execution and delivery of such Transaction Documents by it, the performance by it of its obligations thereunder and the consummation by it of such Transactions. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium, reorganization or other Laws of general applicability relating to or affecting the enforcement of creditor’s rights and general principles of equity. When executed and delivered in accordance with this Agreement, the other Transaction Documents will have been duly executed and delivered by Seller and/or the Company, as applicable, and will constitute its respective legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, moratorium, reorganization or other Laws of general applicability relating to or affecting the enforcement of creditor’s rights and general principles of equity.

4.3 No Violation; Consents.

(a) Except for the Required Approvals, the Required Consents and as otherwise set forth in Schedule 4.3(a), the execution, delivery and performance by Seller and the Company of the Transaction Documents to which it is a party do not and will not: (i) violate any material Law or Order applicable to it or any of its properties or assets; (ii) violate or conflict with, result in a breach of, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, permit cancellation of, or result in the creation of any Lien upon any of its properties or assets under, any material Contract to which it is a party or by which it or its properties and assets are bound; or (iii) violate or conflict with any provision of its organizational documents.

(b) Except for the approvals, notices and consents of, and filings with, the Governmental Authorities or other Persons not a party to this Agreement set forth on Schedule 4.3(b), no consents, notices or approvals of, or filings or registrations by Seller or the Company with, any Governmental Authority or any other Person not a party to this Agreement are necessary in connection with the execution, delivery and performance of the Transaction Documents or the Transactions

4.4 Capitalization. The issued capital of the Company consists of 100 fully paid ordinary shares. All of the issued ordinary shares of the Company were duly authorized for issuances and are validly issued, fully paid and non-assessable. There are no issued and outstanding options, warrants, calls or other similar rights to acquire, or securities convertible or exchangeable for, securities of the Company.

4.5 Subsidiaries. The Company does not own, directly or indirectly, any share or other equity, securities or ownership interest in any other Person.

4.6 Financial Statements. Schedule 4.6 sets forth unaudited financial statements of the Radiopharmacy Business consisting of (a) the balance sheets of the Radiopharmacy Business as at December 31, 2014 and December 31, 2015 and the related statements of income for the fiscal years ended December 31, 2014 and December 31, 2015 and (b) the interim balance sheet of the Radiopharmacy Business as at June 30, 2016 (such date, the “Interim Balance Sheet Date”) (such balance sheet, the “Interim Balance Sheet”) and the related year-to-date statement of income for the three (3) months then ended (collectively, the “Financial Statements”). The Financial Statements have been specially prepared for purposes of this Agreement from the books and records of Seller and the Company using the Applicable Accounting Principles and (taking into account the Applicable Accounting Principles and the corporate services and assets allocated to the Radiopharmacy Business) fairly present, in all material respects, the financial position and results of operations of the Radiopharmacy Business as of the date thereof or the period then ended. The books and records of Seller (as they relate to the Company) and the Company are complete and correct in all material respects and have been maintained in accordance with sound business practices, consistent with industry standards.

4.7 Undisclosed Liabilities. Except as set forth in Schedule 4.7, the Company has no Liabilities of the type required to be reflected or reserved against on a balance sheet prepared in accordance with U.S. generally accepted accounting principles with respect to the Radiopharmacy Business, except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, (b) those included in the determination of Closing Working Capital, (c) for future executory obligations arising under any Contracts or Approvals and (d) those that have been incurred in the Ordinary Course of Business since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

4.8 Absence of Certain Changes. Except as expressly contemplated by this Agreement, from the Interim Balance Sheet Date until the Effective Date, the Radiopharmacy Business has operated its business in the Ordinary Course of Business in all material respects and there has not been any event, occurrence or development that has had a Material Adverse Effect.

4.9 Litigation and Claims. There is no Legal Proceeding (whether in or outside the Territory) pending or, to the Best of Seller’s Knowledge, threatened in writing, against or affecting (a) Seller or the Company that would prohibit or materially hinder, delay or otherwise impair its ability to perform its respective obligations under the Transaction Documents, that would affect the legality, validity or enforceability of the Transaction Documents, or that would prevent or materially delay the consummation of the Transactions or (b) the Radiopharmacy Business.

4.10 Taxes.

(a) All Taxes due and payable as at Closing under any Tax Law in respect of the Company in relation to any period up to and including Closing, or any act, transaction or event, or an instrument executed or performed, on or prior to Closing, has been paid on or prior to Closing in accordance with the requirements of the relevant Tax Law or has been specifically reflected, or for which a provision, accrual, reserve or allowance is made, on the Interim Balance Sheet.

(b) The Company has up to and including Closing, kept and maintained proper and adequate records and related backup to enable it to comply with its obligations to prepare and submit any information, notices, computations, Tax Returns and payments required in respect of any Tax Law, prepare any accounts necessary for compliance with any Tax Law and retain necessary records as required by any Tax Law. All such records and a listing of the accruals related to such Tax Returns have been maintained and made available to Buyer and copies of such records will be delivered to Buyer at the Closing.

(c) All Tax Returns and all other information, notices, computations and documents required by Law to be made, prepared, lodged or filed by the Company have been made, prepared, lodged or filed with the appropriate Tax Authority and all such Tax Returns are true, complete and correct in all material respects and disclose all material facts and information that are required to be disclosed under any applicable Law. All such Tax Returns have been maintained and made available to Buyer and copies of which will be delivered to Buyer at the Closing.

(d) The Company has paid all taxes shown to be due on the Tax Returns and any other Taxes for which the Company is liable (including any penalty or interest) have been paid and no arrangement or agreement has been entered into by, or in relation to, the Company which extends the period of assessment or payment of any Taxes.

(e) The Company has not waived any statute of limitations in respect of Taxes or assessments or deficiencies in connection therewith.

(f) All submitted Tax Returns, information, notices, and computations have been fully and accurately completed, any deduction, rebate, credit, refund, allowance or other relief from Tax has been properly claimed and is duly allowable and all material facts that should be disclosed under any Tax Law have been disclosed.

(g) The Company has complied with any ruling, determination or election requested, received or made by the Company in respect of Tax.

(h) As at the Effective Date :

(i) the Company has no outstanding dispute with any Tax Authority in respect of any liability to any Tax recoverable from the Company;

(ii) the Company has not received written notice of any such pending or threatened dispute; and

(iii) to the Best of Seller’s Knowledge, there is no such pending or threatened dispute.

(i) No agreement extending the period for assessment or collection of any Tax of the Company has been executed or filed with any Tax Authority.

(j) All registrations required to be maintained by the Company with a Tax Authority in relation to Tax are and have at all material times been maintained by the Company.

(k) To the Best of Seller’s Knowledge, the Company is not the subject of a Tax audit by a Tax Authority. As at the Effective Date, the Company has not received written notice of any pending or threatened Tax audit or investigation and to the Best of Seller’s Knowledge there is no pending or threatened Tax audit or investigation.

(l) The Company has at all times up to and including Closing been a resident for tax purposes only in Australia and has never had a taxable presence in a jurisdiction outside of Australia.

(m) The Company has not ever had any permanent establishment (as that expression is defined in the Tax Law and any relevant double taxation agreement current at the date of this Agreement) outside the country in which it is a tax resident.

(n) As at the Effective Date, no written claim has been received from any Tax Authority in a jurisdiction where the Company does not file Tax Returns asserting that the Company is or may be subject to taxation in any such jurisdiction.

(o) The Company has not been a member of a consolidated group (as defined in section 995-1 of the Income Tax Assessment Act 1997) at any time and is not a party to a Tax sharing agreement as defined in the Tax Law.

(p) The Company is registered for GST under the GST Law, has complied in all material respects with the GST Law and is not in default of any obligation to make or lodge any payment or Tax Return relating to GST or notification under the GST Law.

(q) The Company has correctly claimed input tax credits on all creditable acquisitions and has held valid tax invoices in each relevant tax period in which the input tax credits were claimed and continues to hold those tax invoices as required by the GST Law.

(r) At Closing, the Company holds all tax invoices, adjustment notes, recipient created tax invoices and other documents (including any relevant GST agreements, such as recipient created tax invoice agreements) necessary for input tax credits and decreasing adjustments to be attributed to a tax period that commences prior to Closing.

(s) The Company is not and has not ever been a member of a GST Group.

(t) The Company is not a party to an indirect Tax sharing agreement as defined in the GST Law.

(u) All documents, instruments, contracts, agreements, deeds or transactions which are liable to Duty, or necessary to establish the title of the Company to an asset, have had Duty paid in full in accordance with applicable Tax Laws.

(v) The Company is not subject to any graduated income tax rates.

4.11 Real Property.

(a) The Company owns no real property.

(b) Schedule 4.11 sets forth all leases for real property that is leased by the Company such properties (the “Leased Real Properties”) (such leases, the “Real Property Leases”).

(c) To the Best of Seller’s Knowledge:

(i) no party is in breach or default of any Real Property Lease which would have a Material Adverse Effect on the current use of the Leased Real Properties in the Radiopharmacy Business;

(ii) there are no disputes regarding the occupation by the Company of the Leased Real Properties, boundaries, easements, covenants or other matters relating to the Leased Real Properties or their use which would have a Material Adverse Effect;

(iii) no breach of planning legislation or of any by-laws, building regulations or other relevant legislation has been committed in relation to the Leased Real Properties which would have a Material Adverse Effect; and

(iv) there are no subsisting disputes involving the Company in relation to a Real Property Lease which would have a Material Adverse Effect and the Company is in compliance with its material obligations under the Real Property Leases.

(d) As at the date of this Agreement, the Company has not received any written notice or order affecting the Leased Real Properties from any Governmental Authority or any other person which remains outstanding.

4.12 Intellectual Property. The Company owns no registered Intellectual Property pertaining to the Radiopharmacy Business. Except as would not have a Material Adverse Effect, to Seller’s Knowledge: (i) the conduct of the Radiopharmacy Business as currently conducted, does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any material Intellectual Property of the Radiopharmacy Business. Notwithstanding anything to the contrary in this Agreement, this Section 4.12 constitutes the sole representation and warranty of Seller and the Company with respect to any actual or alleged infringement, misappropriation or other violation by Seller or the Company of any Intellectual Property of any other Person.

4.13 Material Contracts. (a) Schedule 4.13 lists each of the material Contracts of the Company and of Mr. Penglis, in each case, primarily relating to the Radiopharmacy Business (“Material Contracts”), which Schedule 4.13 will also identify to which Distribution Channel(s) (as defined in the Distribution Agreement) such Material Contracts relate. All of the Material Contracts are the valid, binding obligations of the Company or of Mr. Penglis, enforceable by and against the Company or Mr. Penglis in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, moratorium, reorganization or other Laws of general applicability relating to or affecting the enforcement of creditor’s rights and general principles of equity. Neither Seller nor, to Seller’s Knowledge, any other party thereto is in material breach or default under any of the Material Contracts. Except as set forth in Schedule 4.13, no consent of, or notice to, a counterparty to any Material Contract is required to effect the Share Sale.

(b) No Breach. Neither Seller nor the Company is in material breach under any Material Contract. To Seller’s Knowledge, no Person who is party to any Material Contract (other than the Seller or the Company) is in material breach of any Material Contract

4.14 Approvals; Compliance with Laws.

(a) Schedule 4.14(a)(i) sets forth a true and complete list of all material Approvals held by the Company primarily relating to the Radiopharmacy Business (the “Scheduled Approvals”). The Company validly holds, possesses or has rights to, the Scheduled Approvals, and all Scheduled Approvals are in full force and effect in all material respects. The Scheduled Approvals constitute all material Approvals necessary and sufficient for the operation of the Radiopharmacy Business in the manner operated as of immediately prior to the Effective Date. Except as set forth on Schedule 4.13(a)(ii), since the Look-Back Date, (i) Seller has been in compliance in all material respects with all of the terms and conditions of the Scheduled Approvals and (ii) Seller has not received any written notice of material noncompliance with any Scheduled Approvals or that any Governmental Authority is considering any Legal Proceeding to limit, revoke, suspend or modify any Scheduled Approval.

(b) The Company is, and since the Look-Back Date has been, in compliance in all material respects with those Laws applicable to the operation of the Radiopharmacy Business and other applicable Laws (including Laws in relation to anti-corruption and anti-bribery when dealing with Governmental Authorities and officials with respect to the business of the Company). Since the Look-Back Date, the Company has not received written notice of material noncompliance with any such Laws and, to the Best of Seller’s Knowledge, no allegation by any Governmental Authority has been made of any non-compliance in any material respect by the Company of any such Laws.

4.15 Environmental Laws.

(a) The Company is, and has been, in compliance, in all material respects, with all Environmental Laws and has not had a “reportable event” that required the delivery of notice to environmental Governmental Authorities. There is no pending claim or, to Seller’s Knowledge, claims threatened in writing pursuant to any Environmental Laws with respect to any of the Leased Real Properties. Seller has not been convicted of an offense for non-compliance with Environmental Laws, been fined or received a penalty for non-compliance with Environmental Laws or settled a lawsuit relating to non-compliance with Environmental Laws.

(b) The Company has not received any directive, inquiry, notice, Order, warning or other communication from any Governmental Authority or other Persons that relates to any offense or failure or any non-compliance real, alleged or potential in connection with any applicable Environmental Laws.

4.16 Employee Matters.

(a) Schedule 4.16(a) sets forth all persons who are Employees (listed by title) and their respective annual base salary, in each case, as of the Effective Date. The Company is not a party to, bound by, any collective bargaining or other agreement with a labor organization representing any of the Employees. Since the Look-Back Date, there has not been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Radiopharmacy Business or any of the Employees.

(b) Seller is, and since the Look-Back Date has been, in compliance in all material respects with all applicable Laws pertaining to labor, employment and employment practices to the extent they relate to the Employees.

(c) Schedule 4.16(c) sets forth each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program in effect and covering one or more Employees, and is maintained, sponsored, contributed to, or required to be contributed to by the Company, or under which the Company has any material liability for premiums or benefits, in each case, as of the Effective Date.

(d) each Employee holds the required licensing for his or her current positions, has been subjected to and passed police checks and health checks that, if he or she failed to pass, would have legally disqualified him or her from entering manufacturing site of the Radiopharmacy Business.

(e) The representations and warranties set forth in this Section 4.16 are Seller’s sole and exclusive representations and warranties regarding employment and employment benefits matters.

4.17 Broker’s Fees. The Company has not incurred any Liability for any brokerage, finder’s or other fee or commission, in connection with the Transactions (other than such fees or commissions for which Seller is solely responsible).

4.18 Insurance. The Company has in full force and effect insurance policies in such amounts, with such deductibles and against such risks and losses as are customary for other companies of similar size and scope that operate in the same industry or business as the Company.

4.19 Affiliate and Certain Other Matters. Except for the Transaction Documents, as of the Effective Date, the Company is not a party to any Contract with, the Company does not owe any amounts (including intercompany Indebtedness) to, and the Company is not owed any amounts from, (a) Seller or any of its Affiliates or (b) Mr. Penglis.

4.20 Retained Business. The Current Assets, the Current Liabilities, the material assets and material Liabilities of the Company relating to the portion of the Retained Business operated by the Company at and as of the Interim Balance Sheet Date are set forth on Schedule 4.20. Except as expressly contemplated by this Agreement, from the Interim Balance Sheet Date until the Effective Date, the Company has operated its portion of Retained Business in the Ordinary Course of Business in all material respects and there has not been any event, occurrence or development that has had a Material Adverse Effect. The representations and warranties set forth in this Section 4.20 are Seller’s sole and exclusive representations and warranties regarding the assets and liabilities of the Retained Business.

4.21 Certain Review. Seller has requested that Mr. Penglis review the representations and warranties set forth in Sections 4.7, 4.8, 4.9, 4.11, 4.13, 4.14, 4.15, 4.16, 4.19 and 4.20, and Mr. Penglis has represented to Seller (and not to the Company or Buyer) that, to his actual knowledge without any inquiry, those representations and warranties as modified by the disclosure set forth in the Schedules, are true and correct in all material respects as of the Effective Date (or any other earlier date specifically referenced therein).

4.22 Disclaimer of Other Representations.

(a) NEITHER SELLER, NOR THE COMPANY, NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE, AND SELLER HAS NOT RELIED ON, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO SELLER, THE COMPANY, ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE BUSINESSES (INCLUDING THE RADIOPHARMACY BUSINESS) OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 4.

(b) Except as expressly set forth in this Section 4, it is understood that any projections or other predictions are not and will not be deemed to be or to include representations or warranties of Seller or the Company, and are not and will not be deemed to be relied upon by Buyer in executing, delivering and performing any Transaction Documents and consummating the Transactions.

SECTION 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the Effective Date as follows:

5.1 Organization and Corporate Power. Buyer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Buyer has the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have, or would not be reasonably expected to have, a material adverse effect on Buyer’s ability to consummate the Transactions. Buyer will, at the time of Closing, either be (i) Global Medical Solutions, Ltd. or (ii) one hundred percent (100%) directly or indirectly owned by Global Medical Solutions, Ltd.

5.2 Due Authorization. Buyer has the requisite power and authority to execute and deliver the Transaction Documents and to consummate the Transactions. The execution, delivery and performance by Buyer of the Transaction Documents and the consummation by Buyer of the Transactions have been duly authorized by all necessary corporate action on the part of Buyer, and no other corporate proceeding is necessary for the execution and delivery of the Transaction Documents by Buyer, the performance by Buyer of its obligations thereunder and the consummation by Buyer of the Transactions. This Agreement has been duly executed and delivered by Buyer and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium, reorganization or other Laws of general applicability relating to or affecting the enforcement of creditor’s rights and general principles of equity. When executed and delivered in accordance with this Agreement, the other Transaction Documents will have been duly executed and delivered by Buyer and will constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, moratorium, reorganization or other Laws of general applicability relating to or affecting the enforcement of creditor’s rights and general principles of equity

5.3 No Violation; Consents.

(a) Except for the Required Approvals, the execution, delivery and performance by Buyer of the Transaction Documents do not and will not: (i) violate any material Law or Order applicable to Buyer or any of its properties or assets; (ii) violate or conflict with, result in a breach of, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, permit cancellation of, or result in the creation of any Lien upon any of Buyer’s properties or assets (other than any Lien imposed by Buyer’s lenders under its existing credit facilities, as may be amended from time to time) under, any material Contract to which Buyer is a party or by which it or its properties and assets are bound; or (iii) violate or conflict with any provision of Buyer’s organizational documents.

(b) Except for the approvals, notices and consents of, and filings with, the Governmental Authorities or other Persons not a party to this Agreement set forth on Schedule 5.3(b), no consents, notices or approvals of, or filings or registrations by Buyer with, any Governmental Authority or any other Person not a party to this Agreement are necessary in connection with the execution, delivery and performance of the Transaction Documents or the Transactions.

5.4 Litigation. There is no Legal Proceeding pending or, to Buyer’s knowledge, threatened in writing, against or affecting Buyer that would prohibit or materially hinder, delay or otherwise impair Buyer’s ability to perform its obligations under the Transaction Documents that would affect the legality, validity or enforceability of this Agreement or the Transaction Documents, or that would prevent or materially delay the consummation of the Transactions.

5.5 Financial Capability. Buyer has as of the Effective Date, and at the Closing will have, sufficient unrestricted cash on hand and other sources of immediately available funds to pay the Purchase Price and any expenses incurred by Buyer in connection with the Transactions and consummate the Transactions.

5.6 Solvency. Immediately after giving effect to the Transactions, Buyer will be solvent and will: (a) be able to pay its debts as they become due (including those arising under the Distribution Agreement); (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent Liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Buyer. In connection with the Transactions, Buyer has not incurred, nor currently plans to incur, debts beyond its ability to pay as they become absolute and matured.

5.7 Approvals. Buyer holds all approvals, permits and licenses necessary in respect of its business that are currently valid, in full force and effect and in good standing. Buyer is in compliance in all material respects with all of the terms and conditions of such approvals, permits and licenses.

5.8 Broker’s Fees. Buyer has not incurred any Liability for any brokerage, finder’s or other fee or commission, in connection with the Transactions (other than such fees or commissions for which Buyer is solely responsible).

SECTION 6

COVENANTS AND AGREEMENTS

6.1 Employees and Employee Benefits.

(a) Buyer will ensure that the Company continues the employment, effective as of the Effective Date, of all Employees (other than those set forth on Schedule 6.1(a), the “Excluded Employees”) (collectively, the “Transferred Employees”) on terms and conditions which are, in respect of each Employee, no less favorable in the aggregate to those under which such Employee is currently employed by the Company. Seller will assume all Liabilities, including any retention, termination and severance costs, in respect of the Excluded Employees.

(b) Buyer will ensure that the Company recognizes the past service of Transferred Employees with the Company for all purposes, including any required notice of termination, termination or severance pay (contractual, statutory, at common-law or otherwise under applicable Law). Buyer will reissue contracts that impose Buyer’s standard terms and conditions of employment that will be consistent with applicable Law, including any Law requiring that notice of such changes be given, but which terms and conditions may not exist in the Employees current contracts; provided, however, that in all events Buyer will ensure that employment is continued for all purposes under Law and no constructive discharge will have occurred. Buyer agrees, following the Effective Date, to ensure the Company complies with all applicable Laws with respect to severance of any Transferred Employee.

(c) Effective as of the Effective Date, Buyer will, or will cause its Affiliate to, ensure that the Company recognizes all past service of the Transferred Employees with the Company, for vesting, eligibility and accrual purposes and the continuity of service of such Transferred Employees is deemed to be unbroken, with all terms and conditions which applied to each such Transferred Employee to continue with full force and effect.

(d) At and after the Closing, Buyer will cause the Company to recognize and pay when due any accrued but unused vacation and unpaid wages owed to Transferred Employees in respect of the period prior to the Effective Date, including any such amounts that have accrued prior to the Effective Date but have not become due and payable until on or after the Effective Date.

(e) Buyer and Seller intend that the transactions contemplated by this Agreement will not constitute a separation, termination or severance of employment of any Transferred Employee who accepts an employment offer by Buyer that is consistent with the requirements of this Section 6.1, including for purposes of any terms and conditions of employment that provide for separation, termination or severance benefits, and that each Transferred Employee will have continuous employment immediately before and immediately after the Effective Date.

(f) This Section 6.1 will be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 6.1, express or implied, will confer upon any other Person (including any Employees) any rights or remedies of any nature whatsoever under or by reason of this Section 6.1. Nothing contained in this Agreement, express or implied, will be construed to establish, amend or modify any terms and conditions of employment, program, agreement or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 6.1 will not create any right in any Employee or any other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

6.2 Further Assurances. Each of Buyer and Seller will, at the request of the other Party and at such other Party’s expense, promptly execute and deliver to such other Party all such further instruments, assignments, filings and other documents, and do all such things, as such other Party may reasonably request in connection with the carrying out and effectuating the Transaction Documents and the Transactions.

6.3 Retention of Books and Records and Information. Seller and Buyer agree that each will preserve and keep the records held by it relating to the Radiopharmacy Business for a period of *** (***) years from the Effective Date, or any longer retention period prescribed by applicable Laws, and will make such records and personnel available to the other as may be reasonably required by such Party in connection with, among other things, any insurance claims by, financial reporting, legal or regulatory compliance requirements of, Legal Proceedings or Tax audits against, or Governmental Authority investigations of, Seller or Buyer or in order to enable Seller or Buyer to comply with their respective obligations under the Transaction Documents; provided, however, that all such records relating to Tax matters for any given year will be retained until the later of (i) the required retention period prescribed by any Tax law for such fiscal period, and (ii) the expiry of all Tax reassessment periods for such fiscal period. For the avoidance of doubt Seller is entitled to retain copies of records of the type described in this Section 6.3.

6.4 Non-Compete. Seller and its Affiliates will be permitted to conduct the Retained Business without limitation, except as otherwise set forth in this Section 6.4. During the period from and after the Effective Date until the *** anniversary of the termination or expiration of the Distribution Agreement in accordance with its terms (the “Restricted Period”), neither Seller nor any of its Affiliates will open, own or operate a radiopharmacy business in the Territory that prepares, sells or distributes individual, patient-ready unit doses (including bulk unit doses) of

SPECT-based radiopharmaceuticals to healthcare providers in the Territory that administer those unit doses to patients (provided that Seller and its Affiliates are permitted to ***). For the avoidance of doubt, nothing in this Agreement prohibits or restricts Seller or its Affiliates from manufacturing, selling, distributing or otherwise commercializing (or offering to manufacture, sell, distribute or otherwise commercialize) any bulk SPECT-based radiopharmaceuticals (e.g., technetium generators and cold kits used to prepare individual, patient-ready unit doses, including individual, patient-ready bulk unit doses), any non-SPECT-based radiopharmaceuticals or any non-radiopharmaceuticals in or outside of the Territory.

6.5 Non-Solicitation and No Hire. During the Restricted Period:

(a) Seller will not, directly or indirectly, (i) solicit for employment or hire any Transferred Employee or (b) induce or attempt to influence any such person to terminate his or her employment with the Company; provided that the foregoing will not apply to the solicitation or hiring of any person who terminates, or is terminated from, his or her employment with the Company.

(b) Buyer will not, directly or indirectly, (i) solicit for employment or hire any employee of Seller or (ii) induce or attempt to influence any such person to terminate his or her employment with Seller; provided that the foregoing will not apply to the solicitation or hiring of any person (A) via general solicitations not targeted at such employees or (B) who initiates discussions with such Party or (C) who terminates, or is terminated from, his or her employment with Seller.

6.6 Use of Names. Buyer will, within *** (***) days after it (or one of its Affiliates) obtains the Marketing Authorization (as defined in the Distribution Agreement) for each of the Direct Products (as defined in the Distribution Agreement) other than TechneLite®, cease, and cause the Company to cease, using the “Lantheus” name (other than to indicate the Company was formerly known as “Lantheus MI Australia Pty Ltd.”) and any related Marks and revise marketing, labeling and other literature to (a) delete references to the “Lantheus” and similar names and (b) all references to Seller or any of its Affiliate’s customer service addresses or telephone numbers; provided that, (i) for up to *** (***) months after the Closing, Buyer may continue to distribute product literature and labeling that uses any Lantheus names, addresses or telephone numbers to the extent existing and included in inventory on the Effective Date and (ii) nothing in this Section 6.6 requires Buyer to amend, modify or supplement any of the Company’s Contracts existing on the Effective Date during the existing term of that Contract to update the name of the Company thereunder.

6.7 Transition Matters. Seller will continue to make access to its email network available to Employees; provided that Buyer will implement a transition from Seller’s email network to its own email network as soon as reasonably practicable after Closing (and, in any event, no later than *** (***) days after the Effective Date) and otherwise on mutually agreeable terms. As soon as reasonably practicable after Closing (and, in any event, no later than *** (***) days after the Effective Date), Seller will transfer to the Company archives of those electronic files and emails of Employees in its possession that relate primarily to the Radiopharmacy Business. Each of the Parties agrees that it will, at its own cost and expense, reasonably cooperate with the other Party in good faith in implementing that transition in a timely manner. Prior to the Effective Date, Seller will (and it will cause the Company to) procure the termination and extinguishment of all personal or director guarantees of any of the Real Property Leases (and of all obligations under the foregoing).

6.8 Restoration and Decommissioning Activities.

(a) In connection with the expiration or termination of the Real Property Lease set forth on Schedule 6.8, Buyer will (and will cause the Company to) use its commercially reasonable efforts to perform in a timely, diligent, professional and cost effective manner all restoration and decommissioning activities required to be performed by the Company under, and pursuant to the terms and conditions of, that Real Property Lease.

(b) In the event that the Decommissioning Costs actually, or are reasonably likely to, exceed the amount accrued for the Decommissioning Costs on the Interim Balance Sheet, then (i) Buyer will provide reasonable supporting documentation to, and seek the approval (not to be unreasonably withheld) of, Seller before expending those excess costs and expenses and (ii) any such excess costs and expenses for which Seller’s approval is reasonably withheld will not constitute Decommissioning Costs for purposes of the true-up in Section 7.

SECTION 7

INDEMNIFICATION

7.1 Indemnification by Seller. Subject to all of the limitations set forth in this Section 7, from and after Closing, Seller agrees to indemnify, defend and hold Buyer, its Affiliates and each of their respective directors, officers, employees, agents, attorneys, representatives, successors and permitted assigns (Buyer and such Persons are collectively hereinafter referred to as “Buyer’s Indemnified Persons”), harmless from and against any and all loss, liability, damage or deficiency, including interest, penalties, reasonable costs of preparation and investigation, and reasonable attorneys’ fees and disbursements (individually a “Loss,” and collectively, “Losses”) that Buyer’s Indemnified Persons may suffer, sustain, incur or become subject to, to the extent arising out of or due to: (a) any breach of any representation or warranty made or given by Seller in Section 4 as of the Effective Date (or any other date specified in such representation or warranty); or (b) from and after Closing, the breach of any covenant, undertaking, agreement or other obligation of Seller required to be performed at or after Closing under this Agreement. In addition, subject to all of the limitations set forth in this Section 7 (other than the Basket Amount, which will not apply for purposes of this sentence), from and after Closing, Seller agrees to indemnify the Company for a portion of the “sick and carer’s leave” that is actually paid by the Company to any Employee on or after the Effective Date, but prior to the *** anniversary of the Effective Date, provided that (i) such leave was actually accrued prior to the Effective Date, (ii) that Employee was statutorily entitled to such leave under the National Employment Standards, as such Law is in effect as of the Effective Date (for the avoidance of doubt, no voluntary payout of “sick and carer’s leave” is indemnifiable by Seller under this Agreement); and, (iii) in determining how much “sick and carer’s leave” Seller is responsible for under this sentence, (A) the number of days of “sick and carer’s leave” that is accrued by that Employee on and after the Effective Date will be exhausted first in satisfying the Company’s obligations, (B) Seller will be responsible for only an amount covering *** percent

(***%) of the number of days of “sick and carer’s leave” accrued by that Employee in excess of the number of days described in clause (iii)(A) and (C) the amount payable by Seller per day of “sick and carer’s leave” will be determined in reference to that Employee’s salary or wage per day in effect as of immediately prior to the Closing. In addition, subject to all of the limitations set forth in this Section 7 (other than the Basket Amount and Cap, which will not apply for purposes of this sentence), from and after Closing, Seller agrees to indemnify the Company for the amount, if any, by which Decommissioning Costs incurred by the Company prior to the *** (***) year anniversary of the completion of the restoration and decommissioning activities described in Section 6.8 exceed the amount accrued for the Decommissioning Costs on the Interim Balance Sheet.

7.2 Indemnification by Buyer. Subject to all of the limitations set forth in this Section 7, from and after Closing, Buyer agrees to indemnify, defend and hold Seller, its Affiliates and each of their respective directors, officers, employees, controlling Persons, agents, attorneys, representatives, successors and permitted assigns (Seller and such Persons are hereinafter collectively referred to as “Seller’s Indemnified Persons”), harmless from and against any and all Losses that Seller’s Indemnified Persons may, suffer, sustain, incur or become subject to, to the extent arising out of, or due to: (a) any breach of any representation or warranty made or given by Buyer in Section 5 as of the Effective Date (or any other date specified in such representation or warranty); or (b) the breach of any covenant, undertaking, agreement or other obligation of Buyer required to be performed at or after Closing under this Agreement. In addition, subject to all of the limitations set forth in this Section 7 (other than the Basket Amount and Cap, which will not apply for purposes of this sentence), from and after Closing, Buyer agrees to indemnify (or to cause the indemnification of) Seller for the amount, if any, by which Decommissioning Costs incurred by the Company prior to the *** (***) year anniversary of the completion of the restoration and decommissioning activities described in Section 6.8 are less than the amount accrued for the Decommissioning Costs on the Interim Balance Sheet.

7.3 Survival of Representations and Warranties; Limitations.

(a) The representations and warranties of the Parties contained in this Agreement will survive the Effective Date and will remain in full force and effect thereafter for a period of *** (***) months and will be effective with respect to any claimed breach of the representations and warranties timely made pursuant to Section 7.4, after which period the representations and warranties of the Parties contained in this Agreement will terminate and be of no further force or effect. Notwithstanding the foregoing, the representations and warranties set forth in Section 4.1 (Organization and Corporate Power), Section 4.2 (Due Authorization), Section 4.3(a)(iii) (No Violation; Consents), Section 4.17 (Broker’s Fees), Section 5.1 (Organization and Corporate Power), Section 5.2 (Due Authorization), Section 5.3(a)(iii) (No Violation; Consents), Section 5.6 (Solvency) and Section 5.8 (Broker’s Fees) will survive indefinitely, and the representations and warranties set forth in Section 4.10 (Tax Matters) will survive only until the *** (***) anniversary of the Effective Date (all of the representations and warranties referenced in this sentence, collectively, the “Fundamental Representations”).

(b) Notwithstanding anything to the contrary in this Agreement, no Indemnified Person will be entitled to any recovery from an Indemnifying Party with respect to any breach of such representations and warranties unless and until the amount of such Losses suffered, sustained or incurred by the asserting Party, or to which such Party becomes subject, by reason of such breach, will exceed twenty five thousand Australian dollars (AUD$25,000) calculated on a cumulative basis and not a per item basis (the “Basket Amount”) and, in such event, the indemnifying party will be required to pay the full amount of such Losses. In no event will either Party be liable to the other Party under this Agreement in an aggregate amount in excess of five hundred thousand Australian dollars (AUD$500,000) (in each case, the “Cap”), except that the Basket Amount and the Cap will not be applicable to (i) any breach of any Fundamental Representations, (ii) any claims described in the last sentence of Section 7.1 or the last sentence of Section 7.2 or (iii) Losses based on fraud of the Indemnifying Party; provided that in no event will either Party be liable to the other Party under this Agreement in an aggregate amount in excess of two million Australian dollars (AUD$2,000,000). For purposes of determining the amount of any Losses under this Section 7, each representation and warranty will be read without reference to any materiality or Material Adverse Effect qualification contained therein (but for the avoidance of doubt, a materiality or a Material Adverse Effect qualification will be used for determining whether a breach occurred and for determining whether a material item was explicitly required to be listed or disclosed in a Schedule). Notwithstanding anything to the contrary in this Agreement, Buyer and Seller will be entitled to assert a claim for indemnification under the last sentence of Section 7.1 or the last sentence of 7.2, respectively, at any time and from time to time, but only prior to the one (1) year anniversary of the completion of the restoration and decommissioning activities described in Section 6.8 (for illustrative purposes, Seller will be entitled to assert such a claim for any savings in Decommissioning Costs determined immediately following the completion of those activities, and Buyer will still be entitled to assert a subsequent claim for any additional Decommissioning Costs incurred subsequently but prior to the completion of those activities).

(c) Seller will not be required to indemnify any Buyer’s Indemnified Persons, and Buyer will not be required to indemnify any Seller’s Indemnified Persons, to the extent of any Losses that any court of competent jurisdiction will have determined by final judgment to have resulted from the breach of this Agreement, bad faith, fraud, gross negligence or willful misconduct of any of the Buyer’s Indemnified Persons or Seller’s Indemnified Persons, respectively.

(d) Notwithstanding anything to the contrary in this Agreement, no breach of any representation, warranty, covenant or agreement contained in this Agreement will give rise to any right on the part of Party or any Indemnified Person, after the consummation of the Transactions, to rescind this Agreement or any of the Transactions.

(e) Any liability for indemnification under this Section 7 will be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(f) Notwithstanding any other provision in this Agreement, neither Seller nor Buyer will in any event be liable to the other Party or any of the other Party’s Indemnified Persons on account of any indemnity obligation set forth in this Section 7 for (i) any Losses that are not direct, actual damages or (ii) any special, treble or punitive damages, in each case, unless such Losses are paid pursuant to a third party in respect of which payment is sought under Section 7.1 or 7.2.

7.4 Indemnification Procedure.

(a) A claim for indemnification for any matter not involving a third-party claim may be asserted by written notice issued in accordance with Section 10.3 (“Notice of Claim”) to the Party from whom indemnification is sought (the “Indemnifying Party”). The failure by any Indemnified Person to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person with respect to any such claim, except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure, it being understood that notices in respect of a breach of a representation or warranty will be delivered prior to the expiration of the survival period for such representation or warranty. In the event the Indemnifying Party does not notify the Indemnified Person within *** (***) days following its receipt of such Notice of Claim that the Indemnifying Party disputes its liability to the Indemnified Person under this Section 7 or the amount thereof, the claim specified by the Indemnified Person in such notice will be conclusively deemed a Loss of the Indemnifying Party under this Section 7, and the Indemnifying Party will pay the amount of the Losses relating to such claim to the Indemnified Person on demand or, in the case of any notice in which the amount of Losses related to such the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. In the event the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, as promptly as reasonably practicable, such Indemnified Person and the appropriate Indemnifying Party will establish the merits and amount of such claim (by mutual agreement, arbitration or otherwise) and, within *** (***) Business Days following the final determination of the merits and amount of the Losses related to such claim, where applicable, the Indemnifying Party will pay to the Indemnified Person immediately available funds in an amount equal to the Losses related to such claim as determined hereunder.

(b) In the event that any Legal Proceeding is instituted, or that any claim is asserted, by any third party in respect of which payment may be sought under Section 7 (regardless of the limitations set forth in this Section 7) (an “Indemnification Claim”), the Indemnified Person will promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge that is covered by this indemnity to be forwarded to the Indemnifying Party. The failure of the Indemnified Person to give reasonably prompt notice of any Indemnification Claim will not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto, except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure. The Indemnifying Party will have the right, at its sole option and expense, to be represented by counsel of its choice and to defend against, negotiate, settle or otherwise deal with, any Indemnification Claim that relates to any Losses indemnified by it under this Agreement. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim that relates to any Losses indemnified by it under this Agreement, it will, within *** (***) days (or sooner, if the nature of the Indemnification Claim so requires), notify the Indemnified Person of its intent to do so. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with, any Indemnification Claim that relates to any Losses indemnified by it under this Agreement, the Indemnified Person may defend against, negotiate, settle or otherwise deal with, such Indemnification Claim. If the Indemnifying Party assumes the defense of any Indemnification Claim, the Indemnified Person may participate, at his or its own expense, in the defense of such Indemnification Claim; provided, however, that such Indemnified Person will be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate, (ii) in the reasonable opinion of counsel to the Indemnified Person, a conflict or potential conflict exists between the Indemnified Person and the Indemnifying Party that would make such separate representation advisable or (iii) the Indemnifying Party fails to prosecute such defense actively and diligently; and provided, further, that the Indemnifying Party will not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Persons in connection with any Indemnification Claim. The Parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. Notwithstanding anything in this Section 7.4 to the contrary, neither the Indemnifying Party nor any Indemnified Person will, without the written consent of the other Party (which consent will not be unreasonable withheld, conditioned or delayed), settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment. If the Indemnifying Party makes any payment on any Indemnification Claim, the Indemnifying Party will be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Persons to any insurance benefits or other claims of the Indemnified Person with respect to such Indemnification Claim for payment thereof.

(c) After any final decision, judgment or award will have been rendered by a Governmental Authority of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement will have been consummated, or the Indemnified Persons and the Indemnifying Party will have arrived at a mutually binding agreement with respect to an Indemnification Claim under this Agreement, the Indemnified Persons will forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter.

7.5 Character of Payments. To the extent permitted by applicable Law, the Parties agree that any indemnification payments (and/or payments or adjustments) made with respect to this Agreement will be treated for all Tax purposes as an adjustment to the Purchase Price.

7.6 Calculation of Losses. The amount of any Losses for which indemnification is provided under this Section 7 will be net of any amounts actually recovered by the Indemnified Person under insurance policies with respect to such Losses (net of any Tax or expenses incurred in connection with such recovery). Each Indemnified Person will take, and will cause its Affiliates to take, all commercially reasonable efforts to mitigate and otherwise minimize the Losses to the maximum extent reasonably possible upon, and after becoming aware of, any event which would reasonably be expected to give rise to any Losses and, if an Indemnified Person fails to do so, then the Indemnifying Party’s Liability for such Losses will be reduced or extinguished (as the case may be) to the extent that such Losses reasonably would have been reduced or extinguished had the Indemnified Party taken commercially reasonable efforts to mitigate such Losses. Each Indemnified Person will use commercially reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Losses to the same extent that such Indemnified Person would if such Loss were not subject to indemnification under this Agreement.

7.7 Tax Benefits. The obligation of indemnification will be reduced to the extent the Indemnified Person is entitled to any Tax benefits, including the reduction of any income Tax by reason of the Losses being claimed as a deduction or reduction of the income Tax payable after taking into account any Tax consequences arising as a result of the receipt of the indemnification payment.

7.8 Minimize Tax. If an indemnity payment would otherwise be included in the Indemnified Person’s income, the Indemnified Person covenants and agrees to make all such elections and take such actions as are available, acting reasonably, to minimize or eliminate Taxes with respect to the indemnity payment.

7.9 Appeal. In addition to the right provided to the Indemnifying Party to participate in or assume control of the defense of a third party claim as provided in this Section 7, the Indemnified Person will not permit any right of appeal in respect of any third party claim to terminate without giving the Indemnifying Party notice thereof and an opportunity to contest such third party claim.

7.10 Disclosure. The Indemnified Person will not be entitled to indemnification in respect of any Loss to the extent that this Agreement or the Schedules describe facts or events which make it reasonable to understand that an exception to the representation or warranty which gave rise to the claim is made in this Agreement or in the Schedules.

7.11 Provisions. The amount of Losses will be reduced by any allowance, provision or reserve in respect of and to the extent the matter giving rise to such claim was included in the calculation of Closing Working Capital.

7.12 Remedy. To the extent that any breach of representation or warranty contained in this Agreement is capable of remedy, the Indemnified Person will afford the Indemnifier a reasonable opportunity to remedy the matter complained of, provided that the Indemnified Person will not be obligated to offer the Indemnifier such opportunity where the breach is continuing and the Radiopharmacy Business suffers continuing material harm or prejudice as a result of such breach and they make prompt commercially reasonable efforts to mitigate such harm or prejudice.

7.13 Changes in Tax. Seller will not be liable for any claim for Tax if and to the extent it is attributable to, or the amount of the claim is increased as a result of, any (i) Law not in force as of the Effective Date, (ii) change of Law (or any change in interpretation on the basis of case law), regulation (or any change in interpretation on the basis of case law), directive, requirement or administrative practice or (iii) change in the rates of Tax applicable at the Effective Date.

7.14 Exclusive Remedy. From and after the Closing, the sole and exclusive remedies for (a) any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty in this Agreement will be indemnification in accordance with this Section 7, or (b) any breach, or alleged breach, of any covenant or agreement in this Agreement (other than the covenants set forth in Sections 6.1 and 6.3-6.7) will be indemnification in accordance with this Section 7 and specific performance, injunction or other equitable relief; provided, however, that no Party will be deemed to have waived any rights, claims, causes of action or remedies if and to the extent that (i) such rights, claims, causes of action or remedies may not legally be waived under applicable Law or (ii) such Party proves the other Party’s fraud.

7.15 No Right of Set-Off. The Parties expressly agree that Buyer may not set off against any amount to which it may be entitled under this Agreement, including Section 7, against any amount to which it may be entitled pursuant to the Distribution Agreement or any other agreement or relationship with Seller or any of its Affiliates.

7.16 No Inducement by Seller.

(a) Buyer acknowledges and agrees that it has entered into this Agreement having had the opportunity to review materials made available to Buyer and its Representatives relating to the business of Seller, the Company and/or their respective Affiliates (including the Radiopharmacy Business), including due diligence materials.

(b) Buyer further acknowledges that:

(i) it understands the general risks and uncertainties of the industry in which the Radiopharmacy Business operates and the general economic, regulatory and other risks that currently impact the industry;

(ii) any estimates, budgets or forecasts made, or opinions expressed, in relation to the financial position or prospects of the Company and/or the Radiopharmacy Businesses (whether written or oral) were made or expressed to and accepted by Buyer, and this Agreement is entered into, on the basis and condition that, Buyer accepts the risks and uncertainties involved in the making of such estimates, budgets, forecasts and opinions;

(iii) neither Seller nor its Representatives have made nor makes any representation or warranty as to the accuracy or completeness of such estimate, budget, forecast or expression of opinion or that any such estimate, budget, forecast or expression of opinion will be achieved; and

(iv) neither Seller nor its Representatives will be liable to Buyer or its Representatives in the event that, for whatever reason, such estimate, budget, forecast or expression of opinion is or becomes inaccurate, incomplete or misleading in any respect.

SECTION 8

TAX MATTERS

8.1 Cooperation on Tax Matters. Notwithstanding anything in this Agreement to the contrary, but subject to Section 8.11, Seller and Buyer agree to (a) reasonably cooperate with each other in the conduct of any audit or other proceedings relating to the Company and (b) furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information relating to the Company as is reasonably necessary for the filing of any Tax Return of that Party, the preparation for any Tax audit, or the prosecution or defense of any claim relating to any proposed Tax adjustment; provided that in no event will any Party be required to provide any Tax Returns of that Party to the other Party. Buyer and Seller will keep all such information and documents received by them confidential in accordance with Section 9.

8.2 Payment of Sales, Use or Similar Taxes. All sales, use, transfer, intangible, recordation, documentary stamp and similar Taxes, of any nature whatsoever applicable to, or resulting from, the Transactions will be paid by Buyer.

8.3 Basis of Lodgement of Tax Returns.

(a) With the reasonable assistance of Buyer, Seller will, at their own cost and expense, be responsible for the preparation and lodgement of all Tax Returns (including amended Tax Returns) of the Company which relate to any taxable period ending on or before Closing (a “Pre-Closing Tax Return”).

(b) With the reasonable assistance of Seller, Buyer will, at their respective cost and expense, be responsible for the preparation and lodgement of all Tax Returns of the Company for the Straddle Period (a “Straddle Tax Return”).

8.4 Tax Laws. Seller will prepare the Pre-Closing Tax Return and Buyer will prepare the Straddle Tax Return, respectively, each in a manner consistent with the requirements of the relevant Tax Law.

8.5 Providing Assistance for Preparation of Tax Returns.

(a) Buyer will provide Seller reasonable assistance in preparing any Pre-Closing Tax Return, which shall be limited to Buyer providing information within Buyer’s or the Company’s possession necessary for Seller to satisfy its obligations under Section 8.3(a), if any.

(b) Seller will provide Buyer reasonable assistance in preparing any Straddle Tax Return, which shall be limited to Seller providing information within Seller’s possession necessary for Buyer to satisfy its obligations under Section 8.3(b) and which is not already in the possession of Buyer or the Company, if any.

8.6 Draft Pre-Closing Tax Returns.

(a) Seller will provide a draft Pre-Closing Tax Return to Buyer as soon as available, but no later than *** (***) Business Days (or, in the case of a Pre-Closing Tax Return that concerns GST, no later than *** (***) Business Days) before it is due to be lodged with the applicable Tax Authority for Buyer’s review and reasonable comment. Seller will also deliver to Buyer any information contained or to be contained in any Pre-Closing Tax Return or used in the preparation of the Pre-Closing Tax Return.

(b) Buyer will provide written details about any objections it has relating to the Pre-Closing Tax Return no later than *** (***) Business Days (or, in the case of a Pre-Closing Tax Return that concerns GST, no later than *** (***) Business Days) before it is due to be lodged with the applicable Tax Authority.

8.7 Draft Straddle Tax Returns.

(a) Buyer will provide a draft of each Straddle Tax Return to Seller as soon as available but no later than *** (***) Business Days (or, in the case of a Straddle Tax Return that concerns GST, no later than *** (***) Business Days) before it is due to be lodged with the applicable Tax Authority for Seller’s review and reasonable comment. Buyer will also deliver to Seller any information contained or to be contained in any Straddle Tax Return or used in the preparation of the Straddle Tax Return.

(b) Seller will provide written details about any objections Seller has relating to the Straddle Tax Return no later than *** (***) Business Days (or, in the case of a Straddle Tax Return that concerns GST, no later than *** (***) Business Days) before it is due to be lodged with the applicable Tax Authority.

8.8 Objection to Draft Tax Returns. Buyer and Seller will work reasonably and in good faith to resolve any dispute where:

(a) Buyer notifies Seller of an objection relating to a draft Pre-Closing Tax Return provided under Section 8.6(a); or

(b) Seller notifies Buyer of an objection relating to a draft Straddle Tax Return provided under Section 8.7(a).

8.9 Referral of Dispute to Tax Expert. If the Parties cannot resolve any dispute under Section 8.8 or Section 8.12(a)(v) within *** (***) Business Days of the objection being notified, then in each case subject to Section 8.10, the Parties will appoint a Tax Expert within a further *** (***) Business Days, to act on the following basis:

(a) the Tax Expert acts as an expert and not as an arbitrator;

(b) Seller and Buyer will provide the Tax Expert with all information the Tax Expert reasonably requires, are entitled to make written submissions to the Tax Expert and will provide the other with a copy of all information provided and submissions made to the Tax Expert;

(c) the Tax Expert will only decide the specific items under dispute by the Parties and its decision for each such disputed matter will be in accordance with this Section 8, the applicable definitions in this Agreement, based on the information provided and submissions made by Seller and Buyer and on the books and records of the Company and within the range of values assigned by Buyer and Seller to each such item in the drafts Tax Returns and objections to the draft Tax Returns;

(d) the Tax Expert will provide a written report to Seller and Buyer stating the determination of the Tax Expert in relation to the matter in dispute;

(e) the Tax Expert will make a determination as soon as practicable within *** (***) days (or such other time as the Parties will agree in writing) after its engagement, and its resolution of the disputed Tax matters and their adjustments to the applicable Tax Returns (including amended Tax Return), form or statement will be final and binding upon the Parties, and the relevant Tax Return (including amended Tax Return), form or statement will be amended to reflect the determination of the Tax Expert;

(f) the fees and expenses of the Tax Expert will be paid by Seller, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer, respectively; and

(g) each Party will otherwise bear its own costs.

8.10 Due Date for Lodgement.

(a) Seller will lodge each Pre-Closing Tax Return by the due date for lodgement with the applicable Tax Authority and provide Buyer with a copy of any such Pre-Closing Tax Return as soon as reasonably practicable after being lodged.

(b) Buyer will lodge each Straddle Tax Return by the due date for lodgement with the applicable Tax Authority and provide Seller with a copy of any such Straddle Tax Return as soon as reasonably practicable after being lodged.

(c) If a Pre-Closing Tax Return or Straddle Tax Return is due before any dispute is resolved under this Section 8, Seller or Buyer, respectively, will lodge that Pre-Closing Tax Return or Straddle Tax Return (as the case may be) as Buyer directs and will procure that an amended Pre-Closing Tax Return or Straddle Tax Return (as the case may be), which reflects the resolution of the matter in dispute (either as resolved by mutual agreement or by the Tax Expert), is lodged immediately after the dispute is resolved.

8.11 Amending Pre-Closing Tax Return and Other Obligations. After Closing, Buyer will, and will procure that the Company:

(a) promptly notify Seller in writing of any notice or commencement of any audit or investigation or exercise of powers under any Tax Law or any dispute with a Tax Authority in relation to the transaction the subject of this Agreement or in relation to a period up to the end of the income year in which Closing occurs;

(b) provide Seller with a copy of any Tax assessments or any other documentation issued by a Tax Authority in respect of the Company relating to any period before Closing, within *** (***) Business Days after receipt by Buyer or the Company (as the case may be); and

(c) unless otherwise required by Tax Law, not initiate or amend, or permit the self-amendment of, any Pre-Closing Tax Return without the prior written consent of Seller.

8.12 Allocation of and Responsibility for Taxes for Straddle Period.

(a) All Taxes and Tax liabilities that relate to the Straddle Period will be allocated between the Pre-Closing Tax Period and Post-Closing Tax Period as follows:

(i) The amount of any Taxes for the Pre-Closing Tax Period that are (i) based upon, or measured by reference to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property or (iii) required to be withheld, will be deemed equal to the amount which would be payable if the taxable year ended on the Effective Date;

(ii) The amount of all other Taxes that relate to the Pre-Closing Tax Period will be deemed equal to the amount of such Taxes for the entire period, multiplied by a fraction, the numerator of which is the number of days in the period ending on the Effective Date and the denominator of which is the number of days in the entire Straddle Period;

(iii) The amount of any Taxes for the Post-Closing Tax Period that are (i) based upon, or measured by reference to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property or (iii) required to be withheld, will be deemed equal to the amount which would be payable if the taxable year commenced on the Effective Date and ended on the last day of the Straddle Period;

(iv) The amount of all other Taxes that relate to the Post-Closing Tax Period will be deemed equal to the amount of such Taxes for the entire period, multiplied by a fraction, the numerator of which is the number of days in the period commencing on the Effective Date and ending on the last day of the Straddle Period and the denominator of which is the number of days in the entire Straddle Period; and

(v) The remainder of the Taxes for the Straddle Period will be allocated among the Pre-Closing Tax Period and the Post-Closing Tax Period in the manner mutually agreed by the Parties, acting reasonably and in good faith, in light of the relative benefits of the transactions, facts or other circumstances giving rise to the Tax (of portion thereof) in question; provided that (x) either Party may refer a disputed allocation under this clause (v) to the Tax Expert in accordance with Section 8.9 and (y) Seller will not be responsible for, and will not be obligated to pay, any Tax (of portion thereof) the allocation of which has not been mutually agreed under this clause (v) unless and until such allocation has been mutually agreed, or the Tax Expert has finally determined, that Seller is responsible for it, in each case, regardless of whether Buyer has filed the related Tax Return before such dispute was resolved pursuant to Section 8.10(c).

(b) From and after Closing, Seller will be responsible for (and it agrees to indemnify, defend and hold Buyer’s Indemnified Persons harmless from and against any Losses that Buyer’s Indemnified Persons may suffer, sustain, incur or become subject to, to the extent arising out of or due to) any and all Taxes and Tax liabilities that relate to the Straddle Period for the Pre-Closing Tax Period, in each case, except to the extent that such Taxes and/or Tax liabilities were actually included in the calculation of Closing Working Capital for purposes of determining the Post-Closing Adjustment.

(c) From and after Closing, Buyer will be responsible for (and it agrees to indemnify, defend and hold Seller’s Indemnified Persons harmless from and against any Losses that Seller’s Indemnified Persons may suffer, sustain, incur or become subject to, to the extent arising out of or due to) any and all Taxes and Tax liabilities that relate to the Straddle Period for the Post-Closing Tax Period.

SECTION 9

CONFIDENTIALITY

9.1 Confidential Information.

(a) Each of the Parties (the “Receiving Party”) acknowledges its possession of Confidential Information (as defined below) of the other Party (the “Disclosing Party”). From and after the Effective Date, the Receiving Party will not, and will cause its Representatives not to, directly or indirectly, disclose, reveal, divulge or communicate the Confidential Information of the Disclosing Party to any third Person other than the Receiving Party’s Representatives. The Receiving Party and its Representatives will use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Confidential Information as the Receiving Party and such Representatives, respectively, currently uses for its own Confidential Information of a like nature, but in no event less than a commercially reasonable standard of care. “Confidential Information” of the Disclosing Party means any confidential or proprietary information, data, material or documents, including from and after closing information, data, material or documents that, (a) with respect to Buyer and/or the Company as the Disclosing Party, exclusively relates to the Radiopharmacy Business, (b) with respect to Seller as the Disclosing Party, pertains to the Retained Business and/or Seller’s financial information (including as it relates to the Company) or, (c) with respect to either Party as the Disclosing Party, pertains to the Transaction Documents and/or the Transactions and/or otherwise disclosed under the Transaction Documents, in each case, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by the Receiving Party or its Representatives that contain or otherwise reflect such information, data, material or documents.

(b) Notwithstanding the foregoing, “Confidential Information” does not include, and there will be no obligation under this Agreement with respect to, information, data, material or documents that (i) are or become generally available to the public, other than as a result of a disclosure by the Receiving Party or its Representatives in breach of this Agreement, (ii) was available to the Receiving Party or its Representatives on a non-confidential basis prior to disclosure by the Disclosing Party or its Representatives, (iii) becomes available to the Receiving Party or its Representatives on a non-confidential basis from a Person who, to the Receiving Party’s or such Representative’s knowledge, is not bound by a confidentiality agreement with the Disclosing Party or (iv) was or is independently developed by the Receiving Party or its Representatives without use of the Confidential Information of the Disclosing Party.

9.2 Disclosure Required by Law. If the Receiving Party or any of its Representatives is required by any Governmental Authority (whether by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) or pursuant to applicable Law to disclose or provide any Confidential Information, the Receiving

Party and its Representatives will use commercially reasonable efforts to provide (if not prohibited by such applicable Law or Governmental Authority) the Disclosing Party with written notice of such request or demand as promptly as practicable under the circumstances so that the Disclosing Party will have an opportunity to seek an appropriate protective Order. The Receiving Party agrees to take, and cause its Representatives to take, at the Disclosing Party’s expense, all other commercially reasonable steps necessary to obtain confidential treatment. Subject to the foregoing, the Receiving Party and its Representatives may thereafter disclose or provide any such Confidential Information, as the case may be, to the extent required by such Law (as so advised by counsel) or such Governmental Authority.

9.3 Publicity. Neither Party will issue any publication, press release or other public announcement relating to the Transaction Documents or the Transactions without the other Party’s prior written consent, unless such disclosure is required by Law (in which case, the Party required to make such disclosure will, in addition to complying with Section 9.2 and subject to any restrictions of applicable Law, give reasonable advance notice of any such legally required disclosure to the other Party, and such other Party may provide any comments on the proposed disclosure, and such disclosing Party will use its good faith efforts to consider any reasonable comments that such other Party may have with respect thereto). The Parties will reasonably cooperate, each at its own expense, in such disclosure, filing or registration, including such confidential treatment request, and will execute all documents reasonably required in connection therewith.

9.4 Permitted Disclosure. Notwithstanding anything to the contrary in this Section 9, the approval by the other Party will be unnecessary if such disclosure is necessary, as in the reasonable opinion of the Disclosing Party’s counsel, in order to implement the provisions of this Agreement.

9.5 Duration of Confidentiality Obligations. This Section 9 will survive ***.

SECTION 10

MISCELLANEOUS

10.1 Expenses. Except as specifically provided in this Agreement, Seller and Buyer will each pay its own expenses (including the fees and expenses of their respective agents, representatives, counsel and accountants) incidental to the preparation, negotiation and consummation of the Transaction Documents and the Transactions.

10.2 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms of this Agreement and that the Parties will be entitled to specific performance of the terms of this Agreement (without having to post any bond or prove actual damages), in addition to any other remedy to which they are entitled at law or in equity.

10.3 Notices. Any notice, request, demand or other communication given by any Party under this Agreement will be in writing, may be given by a Party or its legal counsel, and will be deemed to be duly given upon actual receipt or refusal if (i) personally delivered, or (ii) delivered by an internationally recognized express courier service which provides evidence of delivery, or (iii) transmitted by registered or certified mail, postage prepaid, return receipt requested, addressed to the Party to whom directed at that Party’s address as it appears below or another address of which that Party has given notice. Notices of address change will be effective only upon receipt notwithstanding the provisions of the foregoing sentence.

If to Seller, to:

Lantheus Medical Imaging, Inc.

331 Treble Cove Road

North Billerica, MA 01862

Attn:	Michael Duffy, General Counsel, Secretary and Senior Vice
President, Strategy and Business Development

If to Buyer, to:

Global Medical Solutions Ltd.

14140 Ventura Blvd. Suite 201

Sherman Oaks, CA 91423

Attn:	Haig Bagerdjian, Chief Executive Officer

provided, however, that if any Party will have designated a different address by notice to the other Party, then to the last address so designated.

10.4 Successors and Assigns; Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement or any part thereof, may not be assigned, in whole or in part, without the prior written consent of the other Party, which consent may be withheld in the sole discretion of the other Party; provided, however, that either Party may assign this Agreement without the consent of the other Party (a) in whole or in part to any Affiliate of such Party, it being agreed that no such assignment to a Party’s Affiliate will release the assigning Party from its obligations under this Agreement and provided that the assigning Party will give prior written notice of any such assignment to the other Party, or (b) in connection with the transfer and sale of all or substantially all of the assets or business lines to which this Agreement relates of such Party or any of its Affiliates (however structured). In the event of any assignment under this Agreement (other than by operation of law), the assignee will enter into a joinder agreement pursuant to which it will be subject to the terms, conditions and covenants of this Agreement, and will be deemed to be “Buyer” or “Seller,” as applicable, in the same capacity as the transferring Party.

10.5 Entire Agreement; Modification. The Transaction Documents supersede all prior Contracts between the Parties relating to the subject matter of the Transaction Documents, including the Preliminary Term Sheet by and between Seller, Buyer and an Affiliate of Buyer, dated as of December 17, 2015 (in each case, other than any confidential disclosure agreements previously entered into among the Parties), and the Transaction Documents are the entire and complete statement of the terms of the agreement between the Parties with respect to such subject matter. This Agreement may be amended, modified or supplemented only in a writing signed by Seller and Buyer.

10.6 Waivers. The failure of a Party to this Agreement at any time or times to require performance of any provision of this Agreement will in no manner affect its right at a later time to enforce the same. No waiver by a Party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement will be effective unless in writing, and no waiver in any one or more instances will be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

10.7 Section and Other Headings. The Section and other headings contained in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

10.8 Currency. Except as expressly provided in this Agreement, all references to currency contained in this Agreement are to lawful money of Australia.

10.9 Governing Law. Subject to Section 10.11, any controversy, dispute or claim arising under or out of, or in connection with, or otherwise related to this Agreement (including the existence, validity, interpretation or breach of this Agreement and any claim based on contract, tort or statute) (each, a “Dispute”) will be exclusively interpreted in accordance with, and governed by, the Laws of the State of New York, without regard to the conflicts of law rules thereof.

10.10 Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a) Subject to Section 10.11, the Parties by this Agreement irrevocably and unconditionally submit to the exclusive jurisdiction of any federal or state court located within the Borough of Manhattan of the City, County and State of New York over any disputes, controversies or claims arising from, relating to, or in connection with, this Agreement or any of the Transactions, and each Party by this Agreement irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto will be heard and determined in such courts. The Parties by this Agreement irrevocably and unconditionally waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the Parties by this Agreement consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 10.3.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS

AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.10(c).

10.11 Arbitration. Any Dispute that is not resolved by the Parties acting in good faith in accordance with any other applicable provisions of this Agreement will be exclusively resolved by binding arbitration, which arbitration will be commenced by sending a written notice to the other Party demanding arbitration of that Dispute (the “Demand”). In that event, the Dispute will be finally resolved by arbitration in accordance with the United States Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association. The place of the arbitration will be New York, New York. The arbitration will be conducted in the English language before a panel of three arbitrators. Each Party will name one arbitrator, and the two so named will name the third arbitrator, who will act as chairperson. If the two party arbitrators cannot agree on a third arbitrator within *** (***) days after the Demand, the third arbitrator will be selected by the American Arbitration Association. The arbitrators will promptly meet, fix the time, date and place of the hearing (as specified in Section 10.10) and notify the Parties. The arbitration will be conducted within *** (***) days after receipt of any Demand. The panel of arbitrators will promptly transmit an executed copy of its decision to the Parties. The decision of the arbitrators will be final, binding and conclusive upon the Parties. Judgment on the award rendered by the arbitrators may be entered in any court specified in Section 10.10 having jurisdiction thereof. Each Party retains the right to seek from a court specified in Section 10.10 any interim or provisional relief that may be necessary to protect the rights or property of that Party pending the establishment of the arbitrators’ determination of the merits of the controversy, and any such action will not be deemed incompatible with this Agreement to arbitrate or a waiver of the right to arbitration. The obligations of the Parties under this Section 10.11 are specifically enforceable and will survive any termination of this Agreement. All awards are subject to the limitations set forth in Section 7; provided that the arbitrators may award to the party prevailing in the arbitration its reasonable out-of-pocket costs, including the reasonable fees and expenses of the arbitrators and legal counsel incurred in the arbitration proceedings, or the arbitrators may award the costs on a distributive basis that apportions costs on an issue-by-issue basis and based on the inverse proportion that any amount actually contested but not awarded to Indemnifying Party or the Indemnified Person bears to the aggregate amount actually contested by Indemnifying Party and Indemnified Person, respectively.

10.12 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition and unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 No Third Party Beneficiaries. Neither this Agreement nor any provision of this Agreement is intended to confer upon any Person (other than the Parties to this Agreement and the Indemnified Persons, which are third party beneficiaries entitled to enforce the provisions of Section 7 as if an original party to this Agreement) any rights or remedies under this Agreement.

10.14 No Recourse Against Nonparty Affiliates. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the entities that are expressly identified as Parties (“Contracting Parties”). No Person who is not a Contracting Party, including without limitation any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”), will have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

10.15 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

10.16 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, and such counterparts will together constitute one and the same instrument. A facsimile or other electronic transmission of an executed counterpart signature page will be deemed an original.

10.17 Incorporation of Schedules and Exhibits. The schedules and exhibits to this Agreement are incorporated into this Agreement and will be deemed a part of this Agreement as if set forth in this Agreement in full. In the event of any conflict between the provisions of this Agreement and any such exhibit, the provisions of this Agreement will control.

[The remainder of this page is left blank intentionally.]

IN WITNESS WHEREOF, the Parties to this Agreement have executed this Agreement on the day and year first above written.

SELLER:

LANTHEUS MEDICAL IMAGING, INC.

By:	/s/ Michael P. Duffy
	Name:	Michael P. Duffy
	Title:	Senior Vice President, Strategy and Business Development, General Counsel and Secretary

BUYER:

GLOBAL MEDICAL SOLUTIONS, LTD.

By:	/s/ Haig Bagerdjian
	Name:	Haig Bagerdjian
	Title:	COB & CEO

EXHIBIT A TO SHARE PURCHASE AGREEMENT

FORM OF

SUPPLY AND DISTRIBUTION AGREEMENT

August 11, 2016

This Supply and Distribution Agreement (this “Agreement”) is made by and between (i) Lantheus Medical Imaging, Inc., a Delaware corporation (“LMI”), on the one hand, and (ii) Global Medical Solutions, Ltd., a company incorporated under the laws of the Cayman Islands or (with LMI’s prior written approval, not to be unreasonably withheld) its Affiliated designee (“GMS”), on the other hand, dated as of the date first set forth above (the “Effective Date”).

Each of LMI and GMS is referred to individually as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement are defined in Section 1.1.

In consideration of the mutual covenants and agreements contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows.

ARTICLE I

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms will have the following meanings:

(a)	“Activation Device” means an activation device (currently VialMix®) that is required for DEFINITY®.

(b)	“Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding the foregoing, none of Avista Capital Partners, its associated companies and entities, their respective successors and assigns or their respective direct and indirect investments (other than Lantheus Holdings, Inc. and its direct and indirect subsidiaries) will be deemed to be Affiliates of LMI.

(c)	“Aggregate Overpayment” has the meaning set forth in Section 4.3(b).

(d)	“Aggregate Underpayment” has the meaning set forth in Section 4.3(b).

(e)	“Agreement” has the meaning set forth in the Preamble.

(f)	“Agreement Year” means, (i) for 2016, the period from the Effective Date through and including December 31, 2016, (ii) for each calendar year thereafter (prior to the calendar year in which the Agreement expires or terminates in accordance with its terms), such calendar year, and (iii) for the calendar year in which the Agreement expires or terminates in accordance with its terms, the period from January 1st until the date of such expiration or termination.

(g)	***

(h)	***

(i)	“Anti-Bribery Laws” has the meaning set forth in Section 5.3(b).

(j)	“ASP” means, with regard to any Direct Product in any calendar quarter, a price per unit of that Direct Product equal to (i) the Net Sales of that Direct Product during that calendar quarter, divided by (ii) the aggregate Net Units of that Direct Product invoiced during that calendar quarter.

(k)	“Cardiolite®” means Cardiolite® (Kit for the Preparation of Technetium Tc99m Sestamibi for Injection).

(l)	“cGMP” means all current good manufacturing practices, under Title 21 of the United States Code of Federal Regulations, as amended from time to time.

(m)	“Competing Product” means, with respect to any Product, that Product (including any branded or generic version thereof) and any kit or other product that competes or could compete with that Product, including any counterfeit version of that Product.

(n)

“Confidential Information” means, with respect to a Disclosing Party, any confidential or proprietary information (including pricing), data, materials or documents of that Party and/or its Affiliates relating to or disclosed in connection with this Agreement or the transactions contemplated under this Agreement and all notes, analyses, compilations, data, translations, studies, memoranda, operating procedures or other documents prepared by the Receiving Party and/or its Representatives to the extent containing or otherwise reflecting that information, data, material or documents, in each case, irrespective of format; provided, however, that the term “Confidential Information” does not include, and there will be no obligation under this Agreement with respect to, information, data, material or documents that (a) are or become generally available to the public, other than as a result of a disclosure by the Receiving Party and/or its Representatives in breach of this Agreement or any other commercial or confidentiality agreement between the Parties and/or their respective Affiliates (in each case, other than (i) specific information that is merely embraced by more general information in the public domain or in the Receiving Party’s possession or, (ii) if it constitutes a combination which can be reconstructed from multiple sources in the public domain or the Receiving Party’s possession, none of which shows the whole combination of the Confidential Information), (b) the Receiving Party or any of its Representatives can demonstrate by its written records was or became available to the Receiving Party or that Representative from a source other than the Disclosing Party and/or its Representatives (in each case, provided that the source of that information, data, material or documents was not known by the Receiving Party or any of its Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Disclosing Party and/or its Representatives with respect to that information, data, material or documents), or (c) are developed independently by the Receiving Party and/or its Representatives without reference to or use of the Confidential Information of the Disclosing Party.

(o)	“Covered Claims” means any and all claims, obligations, Liabilities, controversies and causes of action that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: this Agreement; the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement); or the transactions contemplated by this Agreement (in each case, regardless of whether the theory of liability is in contract, in tort, in law, in equity, granted by statute or otherwise).

(p)	“DEFINITY®” means DEFINITY® Vial for (Perflutren Lipid Microsphere) Injectable Suspension.

(q)	“Demand” has the meaning set forth in Section 8.6.

(r)	“Direct Contrast Products” has the meaning set forth in Section 2.1(b)(i).

(s)	“Direct NucMed Products” has the meaning set forth in Section 2.1(b)(ii).

(t)	“Direct Products” has the meaning set forth in Section 2.1(b)(ii).

(u)	“Disclosing Party” has the meaning set forth in Section 5.9(a).

(v)	“Dispute” has the meaning set forth in Section 8.6.

(w)	“Distribution Channel” has the meaning set forth in Section 2.1(b).

(x)	“Distribution Quality Agreement” has the meaning set forth in Section 5.8.

(y)	“Effective Date” has the meaning set forth in the Preamble.

(z)	“Excluded Sales” means LMI’s or its Affiliate’s sales of *** to the Excluded Customer (as defined in the SPA).

(aa)

“Excluded Claims” means any and all claims, obligations, liabilities, controversies and causes of action that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to, (i) any breach of Section 5.9 (Confidential Information) or Section 5.11(d), (ii) the gross negligence, willful misconduct or fraud of any Party, its Affiliates or any of their respective employees, independent contractors or other agents or (iii) any third party damages that are indemnifiable under Article 7.

(bb)	“FCPA” has the meaning set forth in Section 5.3(b).

(cc)	“FCPA Parties” has the meaning set forth in Section 5.3(b).

(dd)	“Force Majeure Event” means, with respect to an affected Party, any circumstances or events that are beyond the reasonable control of any one or more of: that Party, its respective Affiliates, or any of their respective vendors, suppliers or shipping carriers (including any (a) act of God, (b) natural disaster or severe weather condition (e.g., lightning, earthquakes, hurricanes, floods, tornadoes, drought, blizzards, ice storms, volcanic eruption, epidemic, etc.), fire or explosion, (c) war, invasion, hostilities (whether war is declared or not), terrorist threat or act, riot, rebellion, mutiny, sabotage or other civil unrest, (d) act or decision of any Governmental Authorities or change in applicable Law, (e) sinking, crashing, embargo or blockade, (f) strikes, labor disturbances, stoppages or slowdowns or other industrial disturbances, (g) failure or delay of public utilities or common carriers, (h) batch failure, supply failure or outage (in each case, to the extent beyond LMI’s reasonable control), equipment failure or malfunction, shortages of fuel, power or raw materials or (i) any other circumstance or event that is not under the reasonable control of the affected Party).

(ee)	“Forecasts” has the meaning set forth in Section 4.1(a).

(ff)	“Gallium” means Gallium 67 (Gallium Citrate Ga67 Injection).

(gg)	“GMS” has the meaning set forth in the Preamble.

(hh)	“GMS Entity” means any of GMS and each of its Affiliates (including the company formerly known as Lantheus MI Australia Pty Ltd., which was acquired pursuant to the SPA), individually.

(ii)	“GMS Entities” means GMS and each of its Affiliates (including the company formerly known as Lantheus MI Australia Pty Ltd., which was acquired pursuant to the SPA), collectively.

(jj)	“GMS-MAH” means, to the extent local Laws prevent LMI from filing, maintaining and/or holding any Marketing Authorizations for a Product required (or, in the reasonable opinion of LMI, desirable) within that country in the Territory in LMI’s own name or the name of any of its subsidiaries (as contemplated by Section 5.11(a)(ii)), a designated, controlled Affiliate of GMS that is domiciled and has a presence in that country.

(kk)	“GMS Radiopharmacies” means all current and future commercial radiopharmacies in the Territory owned and/or serviced under a S&FA (as defined in Schedule 4.13 of the SPA) directly or indirectly by any of the GMS Entities and/or any of their respective successors or assigns, including the radiopharmacy servicing business acquired by GMS pursuant to the SPA.

(ll)	“GMS Related Persons” has the meaning set forth in Section 7.1.

(mm)	“Good Distribution Practice” means, collectively, (i) distribution of the Products in a country in the Territory in compliance with the current Good Distribution Practice (or equivalent regulatory framework, however named) in that country (for instance, the Australian Code of Goods Wholesaling Practice for Medicines), as in effect from time to time, and (ii) the exercise of such degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced Person engaged in the provision of purchase, import, receipt, storage, distribution and sale of pharmaceutical products.

(nn)	“Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether domestic or foreign, federal, provincial or local, or any department (or subdivision thereof), commission, bureau, tribunal, agency, board, instrumentality or authority thereof, any court or arbitrator (public or private), or any applicable stock exchange.

(oo)	“Hot Products” means Gallium, TechneLite® and Thallium.

(pp)	“Indemnified Party” has the meaning set forth in Section 7.3(a).

(qq)	“Indemnifying Party” has the meaning set forth in Section 7.3(a).

(rr)	“Initial Term” has the meaning set forth in Section 6.1.

(ss)	“Kit Products” means Cardiolite®, DEFINITY® and NEUROLITE®.

(tt)	“Law” means any law, statute, regulation, ordinance, rule, order, injunction, judgment, decree, ruling, writ, assessment, award or arbitration award or requirement enacted, promulgated, entered into, or imposed by, any Governmental Authority (including, for the sake of clarity, common law).

(uu)	“Liabilities” has the meaning set forth in Section 7.1.

(vv)	“LMI” has the meaning set forth in the Preamble.

(ww)	“LMI Related Persons” has the meaning set forth in Section 7.1.

(xx)	“Local Currency Exchange Rate” has the meaning set forth in Section 3.1(a)(i)(1).

(yy)	“Marketing Authorization” means, with respect to any country included in the Territory, all approvals of the applicable Governmental Authority of that country that are required to place a medicinal and diagnostic product on the market for sale in that country to intended consumers or users in accordance with applicable Law.

(zz)	“Measurement Period” has the meaning set forth in Section 3.3(a).

(aaa)	***

(bbb)	“Minimum Purchase Requirement” has the meaning set forth in Section 3.1(b).

(ccc)	“NEUROLITE®” means NEUROLITE® (Kit of the Preparation of Technetium Tc99m Bicisate for Injection).

(ddd)	“Net Sales” means, with regard to any Direct Product in any calendar quarter, (i) the aggregate gross revenues attributed to invoiced sales of that Direct Product by GMS Entities to unaffiliated third parties during that calendar quarter, less (ii) any of the following that are documented and actually incurred, granted or paid during that calendar quarter consistent with financial statements of GMS Entities maintained in accordance with U.S. Generally Accepted Accounting Practices applied on a consistent basis (and without duplication): (A) rebates, (B) cash discounts and (C) credits for rejection or return of, or customer dissatisfaction with, that Direct Product (provided that amounts equal to those credits have previously been included in aggregate gross revenues).

(eee)	“Net Units” means, with regard to any Direct Product in any calendar quarter, (i) the number of units of that Direct Product invoiced by GMS Entities, less (ii) the number of units of that Direct Product returned to GMS Entities, in each case, during that calendar quarter.

(fff)	“Next Distributor” has the meaning set forth in Section 5.11(d).

(ggg)	“Party” or “Parties” has the meaning set forth in the Preamble.

(hhh)	“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or any Governmental Authority.

(iii)	“Product” means any product set forth on the Product Schedule. For the avoidance of doubt, all Direct Products, Rx Products, Hot Products and Kit Products constitute Products.

(jjj)	“Product Schedule” means Exhibit A attached to this Agreement (as may be amended, modified and/or supplemented from time to time, including by LMI pursuant to Section 2.3).

(kkk)	“Purchase Price” has the meaning set forth in Section 2.2(a).

(lll)	“Radiopharmacy Business” has the meaning set forth in the SPA.

(mmm)	“Receiving Party” has the meaning set forth in Section 5.9(a).

(nnn)	“Remediation Period” has the meaning set forth in Section 3.3(d)(i).

(ooo)	“Representatives” means, with respect to any Person, the Affiliates of that Person and the directors, employees, independent contractors, subcontractors, agents, lenders and consultants of that Person or of any of those Affiliates.

(ppp)	“Rx Products” has the meaning set forth in Section 2.1(b)(iii).

(qqq)	“SDEA” has the meaning set forth in Section 5.7.

(rrr)	“Shortfall Payment” means, with respect to any Measurement Period, a cash payment required to be made by GMS to LMI in an amount equal to:

***

(sss)	“SPA” means the Share Purchase Agreement by and between LMI and GMS, dated as of the Effective Date, as may be amended, modified and/or supplemented from time to time.

(ttt)	“Specifications” has the meaning set forth in Section 4.6.

(uuu)	“Term” has the meaning set forth in Section 6.1.

(vvv)	“TechneLite®” means TechneLite® (Technetium Tc99m Generator).

(www)	“Territory” means, (i) with respect to each of the Direct Contrast Products, *** only, (ii) with respect to each of the other Direct Products, ***, and, (iii) with respect to each of the Rx Products, ***; provided that, in the case of each of (i) and (ii), LMI then holds all Marketing Authorizations and other licenses and permits required under applicable Laws to import and sell those Products to GMS in that country.

(xxx)	“Thallium” means Thallium 201 (Thallous Chloride Tl201 Injection).

(yyy)	“Upcoming Agreement Year” has the meaning set forth in Section 3.1(a)(i)(1).

(zzz)	***

1.2 Interpretational Matters. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. When used in this Agreement, the words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation.” When used in this Agreement, the word “or” is not exclusive. Unless the context otherwise requires, references in this Agreement to Articles, Sections and Exhibits will be deemed to be references to the Articles and Sections of, and the Exhibits to, this Agreement; and the Exhibits referred to in this Agreement will be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim in this Agreement. Unless the context otherwise requires, references in this Agreement to an agreement, instrument or other document means that agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof. Unless the context otherwise requires, when used in this Agreement, the word “hereby” and the phrases “of this Agreement,” “by this Agreement” and “in this Agreement” and words and phrases of similar meaning will be deemed to refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The section and other headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II

GENERAL TERMS OF PURCHASEs AND SALEs

2.1 Purchase and Sale of Products.

(a)

General. LMI will use commercially reasonable efforts to produce and sell to the GMS Entities the sizes, quantities and types of Products and the quantities of Activation Devices ordered by GMS, taking into account LMI’s manufacturing capacity and availability of supply and subject to Section 8.5 and LMI then holding all Marketing Authorizations and other licenses and permits required under applicable Laws to import and sell those Products and Activation Devices in that country within the Territory; provided that, if LMI is unable, for any reason, to fill any size of a Product specified in a purchase order on any given day, then LMI will be entitled to make reasonable size substitutions (e.g., by providing *** (***) *** curie TechneLite® generators or *** (***) *** curie TechneLite® generator in fulfillment of a purchase order for *** (***) *** curie TechneLite® generator). Distributor expressly acknowledges and agrees that LMI’s ability to supply Activation Devices at any given time is subject to, and constrained by, (i) the terms and conditions of a supply contract with a third party that requires LMI’s orders for Activation Devices to (A) be placed at least *** (***) months’ in advance of required delivery dates and (B) contain minimum quantities of Activation Devices and (ii) LMI’s ability to aggregate outstanding purchase orders for Activation Devices placed by Distributor and LMI’s other distributors in order to meet such minimum quantities and other terms and conditions.

(b)	Sales and Distribution Channels. The provisions of this Agreement will govern all of purchases by GMS Entities of Products from LMI in the following three sales and distribution channels (each, a “Distribution Channel”) during the Term:

(i)	all purchases of DEFINITY® Products by the GMS Entities from LMI, for their subsequent resale to healthcare provider-customers in *** (collectively, “Direct Contrast Products”);

(ii)	all purchases of Products (other than DEFINITY®) by the GMS Entities from LMI, for their subsequent resale to radiopharmacy-customers and healthcare provider-customers (for those customers to themselves prepare SPECT-based, patient-ready, unit doses) in the Territory (collectively, “Direct NucMed Products”) (Direct Contrast Products and Direct NucMed Products, collectively, the “Direct Products”); and

(iii)	all purchases of Products (other than DEFINITY®) by the GMS Entities from LMI, for subsequent use by GMS Radiopharmacies in preparing SPECT-based, patient-ready, unit doses (including bulk unit doses) for sale to healthcare provider-customers in the Territory (collectively, “Rx Products”); provided that, in no event will the GMS Entities re-sell, transfer, give or otherwise supply any Rx Products (other than ***) supplied by LMI to any third party without LMI’s prior written approval, other than as contemplated by this Agreement for SPECT-based, patient-ready, unit doses (including bulk unit doses) prepared by GMS Radiopharmacies.

(c)	Exclusivity. Subject to compliance with the terms and conditions of this Agreement, including Sections 3.1 and 3.3, during the Term:

(i)	Direct Contrast Products. (A) The GMS Entities will *** purchase *** percent (***%) of their requirements for Direct Contrast Products and

Competing Products for distribution, sale, delivery or use in *** from LMI or LMI’s Affiliate or third party designee, and (B) GMS (itself or acting indirectly through its Affiliates) will have the *** right to sell, offer for sale, promote, import or otherwise distribute and commercialize the Direct Products purchased from LMI in ***;

(ii)	Direct NucMed Products. (A) The GMS Entities will purchase on *** basis Direct NucMed Products for distribution, sale, delivery or use in *** from LMI or LMI’s Affiliate or third party designee; (B) GMS (itself or acting indirectly through its Affiliates) will have the *** right to sell, offer for sale, promote, import or otherwise distribute and commercialize the Direct NucMed Products purchased from LMI in *** (other than Excluded Sales; ***); and (C) GMS (itself or acting indirectly through its Affiliates) will have the *** right to sell, offer for sale, promote, import or otherwise distribute and commercialize the Direct NucMed Products purchased from LMI in *** (in the case of this clause (C), if and only to the extent that ***); and

(iii)	Rx Products. (A) The GMS Entities will purchase on a *** basis the Rx Products for distribution, sale, delivery or use in Territory from LMI or LMI’s Affiliate or third party designee, (B) GMS (itself or acting indirectly through its Affiliates) will have the *** right to sell, offer for sale, promote, import or otherwise distribute and commercialize the Rx Products obtained from LMI in ***, and (C) GMS (itself or indirectly through its Affiliates) will have the *** right to sell, offer for sale, promote, import or otherwise distribute and commercialize the Rx Products purchased from LMI in *** (for the avoidance of doubt, LMI and its Affiliates and their respective designees have the unfettered right to sell, offer for sale, promote, import or otherwise distribute and commercialize any Product in *** during the Term and thereafter).

2.2 Purchase Price and Late Delivery Credits.

(a)	(i) The purchase price to be invoiced to, and initially paid by, GMS for any Direct Contrast Products will be the amount set forth on the Product Schedule under the column entitled “Minimum Purchase Price” for that Direct Contrast Product; provided that such initial payment will be subject to true-up as set forth in Section 4.3(b); (ii) the purchase price to be invoiced to, and initially paid by, GMS for any Direct NucMed Products will be the purchase price set forth on the Product Schedule for the corresponding Rx Product and country; provided that such initial payment will be subject to true-up as set forth in Section 4.3(b); (iii) the purchase price to be invoiced to, and paid by, GMS for any Rx Products will be the purchase price set forth on the Product Schedule corresponding to that Rx Product and country; and (iv) the purchase price to be invoiced to, and paid by, GMS for Activation Devices will be the purchase price set forth on the Product Schedule corresponding to Activation Devices (clauses (i) through (iv), with respect to each Product in the applicable Distribution Channel and country or Activation Devices, its respective “Purchase Price”).

(b)	In the event that delivery of any Hot Product is delayed more than *** (***) hours past the agreed upon local delivery time and that delay results in an actual, negative impact on the first production run for which that Hot Product was intended to be used, then, LMI will effectively reduce the Purchase Price that GMS pays for that late Product (by invoice reissuance, credit, refund or similar method, in each case, at LMI’s discretion), (i) in the case of TechneLite®, by *** percent (***%) of the Purchase Price for each *** (***) *** period of delay beyond the agreed upon local delivery time and, (ii) in the case of other Hot Products, ***; provided, in each case, that the foregoing will not apply to delays caused by any Force Majeure Event, for which there will be no price reduction.

2.3 Cessation of Sale of any Product or Size; New Product Sizes. LMI reserves the right to modify the Product Schedule at any time during the Term, upon at least *** (***) days’ prior written notice to GMS, to reflect that it has (a) ceased to manufacture or sell any Product or Activation Device, (b) introduced any new size of Product (and to establish the initial purchase price for that new size) or it has discontinued any size of Product or introduced any new version of Activation Device (and to establish the initial purchase price for that new size) or it has discontinued any version of Activation Device.

ARTICLE III

MINIMUM PURCHASE OBLIGATIONS

3.1 Minimum Purchase Obligations.

(a)	*** Commitment for Rx Products.

(i)	Throughout the Term, GMS guarantees to purchase from LMI at least *** of Rx Products for *** (*** as may be adjusted pursuant to clause (1), (2) or (3) below, the “*** Commitment Amount”) (such purchase obligation, the “*** Commitment”); provided, however, that:

(1)

Exchange Rate-Related Adjustments. Starting in *** (each, an “Upcoming Agreement Year”), if the daily average US Dollar to *** exchange rate or US Dollar to *** exchange rate (with respect to ***, respectively, the applicable “Local Currency Exchange Rate”) measured over *** varies by more than *** percent (***%) of the applicable Local Currency Exchange Rate in effect as of the Effective Date, then, in each such case, the *** Commitment Amount then-attributable to that country (for purposes of this Section 3.1(a), *** of the original *** Commitment Amount is attributable to *** and *** of the original *** Commitment Amount is attributable to ***) for

*** will be adjusted as necessary in order for ***; provided that (I) all such adjustments will be determined on a cumulative basis (i.e., without duplication for previous adjustments) and (II) all such adjustments will not increase or decrease the *** Commitment Amount by more than *** in the aggregate over the Term; and

(2)	***-Related Adjustments. LMI will provide to the applicable GMS MAH a copy of the application to obtain regulatory approval for *** in *** as soon as reasonably practicable. GMS will (and it will cause the applicable GMS MAH to) submit that application to the applicable Government Authority promptly and undertake the activities contemplated by, and in accordance with, Section 5.11.

If ***, then the portion of *** Commitment Amount attributable to *** will be reduced by ***; provided that (I) such reductions will, in no event, reduce the portion of the *** Commitment Amount attributable to *** by more than *** in the aggregate during ***; (II) no reductions will apply with respect to ***; and (III) the *** Commitment Amount for *** will revert to the original *** Commitment Amount of *** (*** as such amount may be adjusted pursuant to Section 3.1(a)(i)(1) above or Section 3.1(a)(i)(3) below from time to time).

(3)

***-Related Adjustments. If ***, then the portion of the *** Commitment Amount attributable to *** will be reduced (for each calendar month following the Effective Date during which such operations have been ordered to cease) by an amount equal to ***; provided that (w) GMS does not materially deviate from ***; (x) GMS uses good faith, diligent efforts to complete *** as soon as reasonably practicable; (y) the *** Commitment Amount *** after the date on which *** will revert to the original *** Commitment Amount of *** (*** as such amount may be adjusted pursuant to Section 3.1(a)(i)(1) or Section 3.1(a)(i)(2) above from time to time) and (z) GMS will be obligated, within *** (***) *** following the end of the Term, to purchase Products (at the price in effect at the end of the Term, but subject to the pricing adjustments set forth in this Agreement as if they applied to purchases made in those calendar quarters) ***.

(ii)	Rx Product Mix. For the avoidance of doubt, the Parties expressly acknowledge and agree that (A) the actual mix of Rx Products can be impacted by many factors and is likely to vary from *** (B) GMS can satisfy its *** Commitment by purchasing any combination of Rx Products and (C) GMS will have the discretion to select (and from time to time alter) the mix among Rx Product purchases used to satisfy its *** Commitment, in each case, as long as the number of units of any particular Rx Product purchased *** does not fall below the minimum number of units specified for that Rx Product on Exhibit B. For the avoidance of doubt, the Purchase Price of that number of units of any Rx Product by which GMS failed to purchase such minimum number of units will be deducted from the amount of purchases that count towards satisfying the *** Commitment.

(iii)	Right of First Offer for Incremental Sales. In the event that the *** of the GMS Entities for *** (including Competing Products of ***) increases by more than *** percent (***%) (on a cumulative basis) of its *** worldwide demand after the Effective Date (whether by way of acquisition, opening new locations or organic growth), GMS will provide written notice to LMI of that fact and LMI will have a right of first offer to supply such incremental demand. Upon receipt of GMS’s written notice, LMI will have a reasonable opportunity in which to offer a written proposal for supplying such incremental demand (which proposal will include pricing and purchase commitment terms). GMS will have the right to accept, refuse or negotiate LMI’s proposal.

(b)	Minimum Purchase Commitments for Direct Products. Throughout the Term, GMS guarantees to purchase from LMI at least the minimum quantity of each Direct Product set forth on Exhibit B *** (with respect to each Direct Product, that Direct Product’s applicable “Minimum Purchase Requirement”).

3.2 Treatment of Undelivered Products.

(a)	In the event that GMS places a firm purchase order for any Product that LMI is unable, for any reason (including a Force Majeure Event), to deliver to the applicable GMS Entity, then that undelivered Product (to the extent representing normal quantities ordered in the ordinary course of that GMS Entity’s business, and in no event more than *** percent (***%) of the quantities set forth in the most recent binding Forecast) will be treated as having been purchased by GMS for purposes of determining whether GMS has satisfied the *** Commitment or the relevant Minimum Purchase Requirement, as applicable (and, for the avoidance of doubt, GMS will not be required to pay any amount in respect of that undelivered Product), and GMS will also receive an invoice credit (or the equivalent) for the original Purchase Price of that undelivered Product (to the extent it was actually paid) against future purchases under this Agreement.

(b)	In addition, to the extent that LMI is unable to supply the quantities of any Direct Product requested by GMS in a firm purchase order under this Agreement for any reason (including a Force Majeure Event), GMS will have the right to purchase that Direct Product from an alternate supplier for the period of that unavailability (and, for the duration of that period of unavailability, GMS will not be in violation of its purchase obligations relating to the Minimum Purchase Requirement for that Direct Product).

3.3 Compliance; Reporting; Shortfall Payments.

(a)	Compliance with the *** Commitment and the Minimum Purchase Requirement for each Product will be determined for each Agreement Year during the Term (each, a “Measurement Period”).

(b)	In the event that GMS fails to satisfy the *** Commitment during any Measurement Period, GMS will make the required Shortfall Payment on or before ***.

(c)	In the event that GMS fails to satisfy the Minimum Purchase Requirement for any Direct Product that is a Hot Product during any Measurement Period, GMS will make the required Shortfall Payment on or before ***.

(d)	In the event that GMS fails to satisfy the Minimum Purchase Requirement for any Direct Product that is a Cold Kit during any Measurement Period, GMS will:

(i)	order the shortfall quantity of that Direct Product (i.e., reflecting the portion of the Minimum Purchase Requirement for that Direct Product for which GMS failed to place firm purchase orders for delivery within that Measurement Period) in *** (the “Remediation Period”), in addition to complying with its Minimum Purchase Requirement for that Product for that Remediation Period (for the sake of clarity, purchases during a Remediation Period will be applied first towards the Minimum Purchase Requirement for that Remediation Period and then second towards the shortfall from the immediately preceding Measurement Period); and

(ii)	if GMS fails to purchase any portion of that shortfall quantity during that Remediation Period, then make the required Shortfall Payment for that Direct Product to LMI on or before ***.

(e)	Upon LMI’s receipt of all Shortfall Payments due with respect to any Measurement Period, GMS will be deemed to have met the *** Commitment and Minimum Purchase Requirement for each Direct Product during that Measurement Period.

ARTICLE IV

PURCHASE AND SALE OF PRODUCTS;

ACCEPTANCE AND REJECTION OF PRODUCTS

4.1 Forecasts and Purchase Orders.

(a)	In order to facilitate LMI’s production planning, order management and inventory control, on *** and by the *** day before the start of each *** thereafter, GMS will submit to LMI a good faith estimate of its Direct Product and Rx Product requirements and the Activation Device requirements for its healthcare facility customers, detailing the quantities of each Product for each Distribution Channel and Activation Devices that are required for the Territory for each of the following *** (***) *** (each, a “Forecast”). All Forecasts will constitute a binding order for (i) Products from GMS only with respect to *** of the Forecast (ii) Activation Devices from GMS only with respect to *** of the Forecast, and, in the event that GMS fails to place an order (or a portion of an order) in accordance with the binding portion of the Forecast, then LMI will be entitled to treat the binding portion of the Forecast itself as a purchase order tendered for potential acceptance by LMI in accordance with Section 4.1(c).

(b)	For LMI’s smooth inventory and order management and so as to minimize the size and frequency of any shortfalls in meeting the *** Commitment and the applicable Minimum Purchase Requirements, GMS will (i) establish *** orders for each Hot Product in accordance with the binding portions of its most recent Forecasts and in the quantities necessary to satisfy the *** Commitment and its Minimum Purchase Requirement with respect to that Hot Product and (ii) place *** orders for each Kit Product and Activation Devices in accordance with the binding portions of its most recent Forecasts and, as applicable, in the quantities necessary to satisfy the *** Commitment and its Minimum Purchase Requirement with respect to that Kit Product.

(c)	GMS will place orders for Products and Activation Devices under this Agreement in written, electronic or verbal (followed by written confirmation) form which will specify: (i) the quantity of each Product and Activation Devices being ordered, (ii) the requested shipping date and (iii) the shipping destination (which, for Hot Products, must be a licensed GMS Radiopharmacy or distribution center). All orders are subject to (1) LMI’s customary ordering requirements and lead times as in effect from time to time (including those described in Section 2.1(a) for Activation Devices), (2) LMI’s reasonable discretion to determine the method of shipment (provided that GMS will have the option to find and choose a qualified, more competitive alternative, the costs for which LMI will charge on a pass-through basis, with a *** percent (***%) markup) and (3) acceptance by LMI, which will not be unreasonably withheld (for the avoidance of doubt, LMI will not be required to accept any volumes above *** percent (***%) of the quantities set forth in the most recent Forecast). The terms of this Agreement will prevail over any inconsistent terms in any purchase order, acknowledgment or invoice, and no additional terms other than those set forth in this Agreement or allowed pursuant to the terms of Section 2.1(a), Section 2.3 and this Section 4.1(c) in a purchase order, acknowledgement or invoice will be binding on either Party.

4.2 Shipments. The risk of loss, delay (as and to the extent of the discount contemplated by Section 2.2(b)) or damage in transit will remain with LMI until ***. LMI will prepay all shipping and insurance costs and will invoice GMS for the actual costs and expenses incurred, plus *** percent (***%) of such shipping and insurance costs. For the avoidance of doubt, markups for shipping and insurance costs will not be included for purposes of determining whether GMS has satisfied the *** Commitment or the relevant Minimum Purchase Requirement, as applicable. LMI agrees to use its reasonable best efforts to utilize the most cost efficient forms of shipping available that meet the requirements of the Parties and applicable Laws.

4.3 Invoicing; Payment Terms; Quarterly Reporting; and Purchase Price True-Up.

(a)	LMI will provide an invoice to GMS with each shipment for the Products and Activation Devices then delivered. All payments will be due and payable on (i) a net *** (***) day basis for any Shortfall Payments and true-up payments pursuant to Section 4.3(b) and (c) and (ii) a net *** (***) day basis for all Products and Activation Devices. All payments will be made in US Dollars by wire transfer as designated by LMI, or by such other method as LMI will notify GMS from time to time. Interest will be payable on all amounts not paid on the due date at a yearly rate of *** percent (***%) (or, if lower, the maximum interest rate permitted by Law) and will accrue from the due date until that sum is paid.

(b)

Within *** (***) days after the end of each *** during the Term, GMS will provide to LMI a spreadsheet reflecting the quantities of each Direct Product sold in that *** and the prices charged to customers for those quantities. In addition, within *** (***) days after the end of each *** during the Term, GMS will provide to LMI a reasonably detailed written report (along with reasonable supporting documentation), signed and certified by an executive officer, reflecting the quantities of each Direct Product sold in each *** of that *** and the prices charged to customers for those quantities. With respect to each ***, LMI will calculate (i) each Direct Product’s ASP for that ***; (ii) for each Direct Product, (A) the difference between (I) the Purchase Price per unit actually paid for that Direct Product during that *** and (II) the higher of (x) *** percent (***%) of the ASP per unit of that Direct Product for that *** and (y) the amount set forth under the column entitled “Minimum Purchase Price” for that Direct Product, multiplied by (B) the number of units of that Direct Product purchased by GMS from LMI during that ***; and (iii) the aggregate sum of the results calculated under clause (ii) above for all Direct Products (with respect to that ***, if such calculation yields a positive number, then such number is referred to as the “Aggregate Overpayment” and, if such calculation yields a negative number, then the absolute value of such number is referred to as the “Aggregate Underpayment”). The Parties will, acting reasonably and in good faith, resolve any disputes regarding such calculations within *** (***) Business Days.

(c)	Following the Parties’ mutual agreement to the calculations described in Section 4.3(b), LMI will issue to GMS (i) an invoice in the amount of the Aggregate Underpayment, if any, or (ii) an invoice credit (or, at LMI’s discretion, a refund) in the amount of the Aggregate Overpayment, if any.

4.4 Taxes; Registration and Related Charges. GMS will be responsible for and will pay any and all federal, state, county or municipal sales or use tax, healthcare tax, excise, customs charges, duties or similar charges or any other tax assessment in the Territory (other than that assessed against LMI’s income), license, fee or other charge lawfully assessed or charged on the sale or transportation of each Product or Activation Device sold pursuant to this Agreement or on any amounts payable to LMI under this Agreement.

4.5 No Set Off. GMS will perform its obligations under this Agreement without setoff, deduction, recoupment or withholding of any kind for amounts owed or payable by LMI, whether under this Agreement, the SPA (or any transaction agreement referenced in the SPA), applicable Law or otherwise and whether or not relating to LMI’s breach, insolvency or otherwise.

4.6 Product Warranties. Each (x) Product supplied to GMS pursuant to this Agreement will, at the time of delivery, (a) be free from defects in material and workmanship; (b) conform to LMI’s specifications for that Product (as set forth in the applicable Marketing Authorization) as in effect from time to time; (c) comply with all applicable Laws relating to the production, storage, packaging, labeling, shipping and delivery of that Product; and (d) be produced in accordance with applicable cGMPs and (y) each Activation Device supplied to GMS pursuant to this Agreement will, at the time of delivery, conform to LMI’s specifications for that Activation Device as in effect from time to time (clauses (a) through (d), collectively, the applicable “Specifications”).

4.7 Non-Conforming Product. GMS may reject a shipment of (x) any Product only if that Product fails to conform to (a) the type and quantity of Products ordered by GMS in its purchase order (other than because of a size substitution permitted under Section

2.1(a)); (b) the applicable Specifications; (c) an expiration date for any Kit Product of less than *** (***) months at the time delivery (unless GMS agrees to a lesser shelf life in advance of such shipment); or (d) any Products which are deemed “unapproved” for regulatory purposes as a result of any changes in LMI’s manufacturing methods or sites, or (y) any Activation Device only if it fails to conform to (a) the quantity ordered by GMS in its purchase order or (b) the applicable Specifications; provided that, in each case, GMS notifies LMI by telephone (or any other method agreed to by the Parties from time to time) of any such rejection within *** (***) days (for Hot Products) or *** (***) days (for Kit Products and Activation Devices) after receipt by GMS of that shipment. GMS’s sole and exclusive remedy with respect to any non-conforming Products or Activation Devices will be (in each case, only to the extent such non-conforming Products or Activation Devices were actually paid for) to receive, at GMS’s option, either (i) replacement quantities for those non-conforming Products or Activation Devices, which replacement quantities will be for no additional consideration, or (ii) an invoice credit for the original Purchase Price of those non-conforming Products or Activation Devices against future purchases under this Agreement.

4.8 Product Recalls. In the event that LMI or a Governmental Authority determines that a recall or withdrawal of the Products from the market is necessary, GMS will take all actions appropriate in order to reasonably assist LMI with that recall or withdrawal. The costs of the recall or withdrawal (including all costs of collecting, shipping and disposing of the recalled Product) will be borne by LMI, unless the circumstances leading to the recall or withdrawal result from the negligence or fault of any of the GMS Parties.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1 Mutual Representations, Warranties and Covenants. Each Party represents, warrants and covenants to the other Party that, as of the Effective Date and throughout the Term:

(a)	(i) it is and will be duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation; (ii) it has and will have the requisite power and authority to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes that licensing or qualification necessary; (iii) this Agreement has been duly executed and delivered by it and constitutes and will continue to constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium, reorganization or other Laws of general applicability relating to or affecting the enforcement of creditor’s rights and general principles of equity; and (iv) the execution, delivery and performance by it of this Agreement does not and will not (A) violate or conflict with, result in a breach of, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, any contract to which it or any of its Affiliates is a party or by which it or any of its Affiliates or its or their respective assets is bound; (B) violate in any material respect any Law applicable to it or any of its Affiliates; or (C) violate or conflict with any provision of the organizational documents of it or any of its Affiliates; and

(b)	(i) neither it, nor any of its employees or agents, is debarred, excluded, suspended, proposed for debarment or otherwise ineligible for participation in any federal or provincial health care program; (ii) neither it, nor any of its employees or agents, has been convicted of or had a civil judgment rendered against it for commission of fraud or a criminal offense; and (iii) neither it nor any of its employees or agents is presently indicted for or otherwise criminally or civilly charged by a Governmental Authority with commission of any of the offenses enumerated in this Section 5.1(b) (in the event of any material breach of this Section 5.1(b), the non-breaching Party may terminate this Agreement immediately upon written notice to the breaching Party).

5.2 GMS’s Representations, Warranties and Covenants. GMS represents, warrants and covenants to LMI that, as of the Effective Date and throughout the Term:

(a)	each of the GMS Radiopharmacies (including the Radiopharmacy Business only on and after ***) and distribution centers holds and will continue to hold all material licenses and permits necessary and sufficient for the lawful conduct of its business. In the event that any of the GMS Radiopharmacies or distribution centers fails to maintain any such material licenses or permits, GMS will notify LMI promptly of that failure, and LMI will not be required to deliver any Products to that GMS Radiopharmacy or distribution center under this Agreement.

(b)	it has ascertained and complies with, and will ascertain and comply with, all material applicable Laws and its internal policies, including those covering (i) disposal of radioactive materials, pollution, hazardous substances or the protection of human health, the environment or natural resources and (ii) handling, sales, marketing, preparation, use and distribution of the Products;

(c)	it will not give or make any guarantees, warranties or representations as to the condition, quality, durability, performance, merchantability or fitness for a particular use or purpose or any other feature of any Product or other than or different from those provided by LMI under this Agreement (any such other guarantee, warranty or condition, whether express or implied, made by GMS to its customers will be and remain the sole responsibility of GMS and will not impose any obligation on LMI);

(d)	it, on behalf of itself and its Affiliates, will not take any action that disparages LMI or the Products, or that may reduce or dilute the reputation or distinctiveness of any of the Product trademarks); and

(e)	it will not use, sell or distribute any expired Product.

5.3 FCPA and Anti-Bribery Law Compliance.

(a)	General. GMS acknowledges that LMI intends to comply with all Laws governing its business and to conduct its activities with integrity. GMS acknowledges and agrees that it is subject to LMI’s Foreign Corrupt Practices Act and Anti-Bribery Compliance Policy, which is available on its website (www.lantheus.com) and which may be amended, modified or supplemented at any time without notice.

(b)	Anti-Bribery Laws. GMS and its Affiliates and all of their respective officers, directors, employees, representatives, shareholders and agents (the foregoing collectively, the “FCPA Parties”) have complied, and will comply, with the terms of all applicable Laws, including the U.S. Foreign Corrupt Practices Act (the “FCPA”) and laws of other nations that generally prohibit the payment of bribes, kickbacks and other improper payments (collectively, “Anti-Bribery Laws”). GMS acknowledges that the FCPA, in particular, makes it unlawful to offer, pay, promise, or authorize to pay any money, gift or anything of value (including bribes, entertainment, kickbacks or any benefit), directly or indirectly, (i) to any foreign official or any foreign political party or (ii) to any person while knowing or suspecting that the payment or gift will be passed on to a foreign official, in connection with any business activity of the company. GMS acknowledges that a “foreign official” generally means any employee or officer of a Governmental Authority of a foreign country (i.e., a country other than the United States of America), including any federal, regional or local department, agency or enterprise owned or controlled by the foreign Governmental Authority, any official of a foreign political party, any official or employee of a public international organization, any person acting in an official capacity for, or on behalf of, such entities, and any candidate for foreign political office.

(c)	GMS Compliance-Related Representations and Warranties. GMS (on behalf of itself and the other FCPA Parties) makes the following representations and warranties to LMI, and covenants and agrees as follows:

(i)	The FCPA Parties have not, and will not, in connection with this Agreement or in connection with any other business transactions involving LMI, make, promise, or offer to make any payment or transfer of anything of value, directly or indirectly, that has the purpose or effect of public or commercial bribery, or acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business. This does not, however, prohibit normal and customary business entertainment or the giving of business mementos of nominal value in connection with the FCPA Parties’ performance under this Agreement, provided the entertainment or giving of the memento is otherwise legal under local Law and does not violate or exceed the rules, code of conduct, or other ethical standards set by GMS and by the recipient’s own agency, company or organization.

(ii)	At any time requested by LMI, and at least annually, GMS will provide to LMI a compliance certification in the form LMI uses for its international distributors at that time.

(iii)	If any of the FCPA Parties learns or has reason to know of: (i) any payment, offer or agreement to make a payment to a foreign official or political party for the purpose of obtaining or retaining business or securing any improper advantage for LMI under this Agreement or otherwise, or (ii) any other development during the Term that in any way makes inaccurate or incomplete the FCPA Parties’ anti-bribery-related representations, warranties or certifications at any time during the Term, then the FCPA Parties will immediately advise LMI in writing of the information giving rise to the FCPA Parties’ knowledge or suspicion that a violation may have occurred.

(iv)	The FCPA Parties understand that LMI may, from time to time and upon written notice to GMS, investigate and audit the relevant books and records of the FCPA Parties to verify compliance with this Section 5.3. The FCPA Parties will cooperate fully with any reasonable investigation, the cost of which will be borne by LMI.

(d)	Termination Rights. If LMI believes, in good faith, that any of the FCPA Parties has acted in any way that may subject LMI or any of its directors, officers or Affiliates to liability under the FCPA or any other Anti-Bribery Laws, or has otherwise failed to comply with the terms of this Section 5.3, then LMI may terminate this Agreement immediately upon written notice to GMS.

(e)	Disclosure. GMS agrees (on behalf of itself and the FCPA Parties) that LMI may make full disclosure of information relating to any possible violation of the FCPA, any Anti-Bribery Laws, or related offenses to U.S. Governmental Authorities, the appropriate foreign Governmental Authorities, and to any other Person that LMI determines has a legitimate need to know.

5.4 Disclaimer of All Other Representations and Warranties. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT ARE THE ONLY REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT AND ARE MADE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ALL OF WHICH ARE HEREBY DISCLAIMED, INCLUDING ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, NON-INFRINGEMENT OR OTHERWISE.

5.5 Audit Rights.

(a)

During the Term of this Agreement, upon reasonable prior written notice, LMI may request that it or its Representatives or an independent auditor (having a nationally-recognized reputation and level of expertise, and which enters into a confidentiality agreement in the form reasonably required by, and in favor of, GMS) to inspect the relevant GMS Entities’ facilities and relevant records and to confer with the relevant GMS Entities’ employees in a commercially reasonable manner, during normal business hours, in compliance with Section 5.9, and only to the extent reasonably necessary for purposes of *** . Inspections in *** matters may only be requested and conducted to the extent required by ***. All inspections will be conducted at LMI’s cost and in a manner that does not unreasonably interfere with the conduct of GMS’s normal business operations.

(b)	During the Term of this Agreement, upon reasonable prior written notice, GMS may request that it or its Representatives confer with LMI regulatory or quality personnel to the extent required by GMS’s regulatory or quality requirements and internal policies or under applicable Law. All conferences will be conducted at GMS’s cost and in a manner that does not unreasonably interfere with the conduct of LMI’s normal business operations.

5.6 Facilitation with Legal Compliance. Each of the Parties acknowledges and agrees that the other Party, because the other Party is engaged in highly regulated businesses and because LMI is a subsidiary of a publicly traded parent company, (a) is currently subject to various compliance and disclosure obligations under applicable Laws and (b) may in the future become subject to additional compliance and disclosure obligations under applicable Laws. Consequently, each of the Parties agrees (and agrees to cause its Affiliates) to cooperate reasonably and in good faith with the other Party and its Affiliates (for instance, by completing surveys and due diligence questionnaires) to help facilitate the other Party’s and its Affiliates’ compliance with applicable Laws.

5.7 Adverse Event Reporting. GMS agrees (and agrees to cause its Affiliates) to comply with all of the terms and conditions of one or more Safety Data Exchange Agreements that are either (i) being executed and delivered simultaneously with this Agreement or (ii) are already in effect as of immediately prior to the Effective Date (as may be amended, modified and/or supplemented from time to time, collectively, the “SDEA”). The SDEA is incorporated by reference into the terms of this Agreement.

5.8 Distribution Quality Agreement. GMS agrees (and agrees to cause its Affiliates) to comply with all of the terms and conditions of one or more Distribution Quality Agreements that are being executed and delivered simultaneously with this Agreement (as may be amended, modified and/or supplemented from time to time, collectively, the “Distribution Quality Agreements”). The Distribution Quality Agreement is incorporated by reference into the terms of this Agreement.

5.9 Confidentiality.

(a)	All Confidential Information disclosed by or on behalf of a Party (the “Disclosing Party”) and received by the other Party (the “Receiving Party”) will be held in strict confidence by the Receiving Party and its relevant Representatives. From and after the Effective Date of this Agreement, except as otherwise contemplated by this Agreement, the Receiving Party will not, and will cause its Representatives not to, directly or indirectly, disclose, reveal, divulge or communicate the Confidential Information of the Disclosing Party to any third party other than Representatives of the Receiving Party or of its Affiliates who reasonably need to know that Confidential Information in the performance of GMS’s responsibilities under this Agreement and who are obligated or directed to maintain the confidentiality of that Confidential Information. The Receiving Party will not use the Confidential Information for any purpose other than in connection with exercising its rights and fulfilling its obligations under this Agreement or to the extent required for financial reporting, legal, regulatory compliance or bona fide sale/transaction purposes. The Receiving Party and its Representatives will use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Confidential Information of the Disclosing Party as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care.

(b)	The foregoing confidentiality obligations will not apply to Confidential Information that is required to be disclosed by a court or tribunal, legal process, applicable Law or the rules of any applicable stock exchange, in which case the Receiving Party or its applicable Representatives will promptly notify (in advance of such disclosure, if legally permitted) the Disclosing Party, so that the Disclosing Party can seek (at its own cost) a protective order to protect the confidentiality of the Confidential Information to be disclosed. In any such case, the Receiving Party or its Representative will disclose only the minimum Confidential Information that its legal counsel advises it is legally required to disclose.

(c)	Each Party agrees that, should the foregoing confidentiality or use obligations be breached, money damages may be inadequate to remedy such a breach, and the other Party will be entitled to seek, and a court of competent jurisdiction may grant, specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach. That remedy will be in addition to all other remedies, including money damages, available to a non-breaching Party at law or in equity.

(d)	The obligations under this Section 5.9 will survive *** (***) years following the Term.

5.10 Publicity. Neither Party will (and it will cause its Affiliates not to) make any press release or other public disclosure regarding this Agreement or the transactions contemplated by this Agreement that mentions or identifies the other Party without the other Party’s prior written consent, except as required by a Governmental Authority and applicable Law, in which case the Party required to make the press release or public disclosure will use commercially reasonable efforts to obtain the approval of the other Party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.

5.11 Import Licenses; Marketing Authorizations; Certain Jurisdictions.

(a)

Exclusive of any and all charges imposed by Governmental Authorities for (x) any “site audits” conducted by Governmental Authorities at any site of manufacture of any of the Products, which charges shall solely be ***, and (y) any “desktop audits” conducted by Governmental Authorities of (A) any site of manufacture of any of the Products or (B) any GMS Radiopharmacy (provided such “desktop audits” of such GMS Radiopharmacy are limited exclusively to the Products or LMI’s previous ownership of the Radiopharmacy Business), which charges shall be ***, subject to the supervision and direction of LMI and subject to the cooperation required to be provided by LMI pursuant to Section 5.11(b), GMS hereby agrees, at its own cost and expense (including for invoices received by LMI) and in a timely manner, to (and it will cause each applicable GMS-MAH to) (i) make all regulatory filings and obtain all licenses, permits and approvals that are required (or, in the reasonable opinion of LMI, desirable) within the Territory for GMS (or such GMS-MAH) to lawfully import, market, sell and distribute the Products and Activation Devices, support its customers and fulfill its other duties in accordance with the terms of this Agreement and, (ii) because local Laws prevent LMI from filing, maintaining and/or holding certain Marketing Authorizations for certain Products required (or, in the reasonable opinion of LMI, desirable) within certain portions of the Territory in LMI’s own name or the name of any of its subsidiaries, maintain and hold any such Marketing Authorizations, including renewals, for and on behalf of LMI, and respond to follow-up measures and commitments, prepare and submit to the applicable Governmental Authorities within the Territory any necessary variation applications and prepare and submit to the Governmental Authorities within the Territory the periodic safety update reports (PSURs); provided, however, that (1) any responses to, or applications, reports, submissions, negotiations and agreements with, any Governmental Authority will require LMI’s prior consultation and written consent and (2) GMS will (and it will cause each applicable GMS-MAH) provide LMI with copies of any material documents or other material correspondence pertaining thereto. GMS further agrees that it will not (and it will cause each applicable GMS-MAH not to) alter any documentation provided by LMI for such purpose in any way other than for the purpose of direct translation, except with the express written consent of LMI. GMS will (and it will cause each applicable GMS-MAH to) provide a copy of all such registration applications, including translations, to LMI for its review and approval prior to the time of any such submission to the appropriate Governmental Authority. GMS will (and it will cause each applicable GMS-MAH to) promptly provide LMI with copies of all correspondence, filings or other communication between GMS (or such GMS-MAH) and any Governmental Authority relating to this Agreement.

(b)	LMI will, at its own cost and expense and in a timely manner, use its commercially reasonable efforts to support GMS and each applicable GMS-MAH (at GMS’s or such GMS-MAH’s cost and expense) in filing, maintaining, holding, renewing or otherwise updating such Marketing Authorizations, licenses, permits and approvals, including by providing any and all documentation, data or other information that LMI maintains that may be necessary or desirable to obtain such Marketing Authorizations, licenses, permits and approvals and conferring over and collaborating on such matters with regulatory personnel of GMS and each applicable GMS-MAH.

(c)	GMS agrees and recognizes, on behalf of itself and each applicable GMS-MAH, that LMI (or its Affiliates or designees) is the sole beneficial owner of the Marketing Authorizations in the Territory for the Products (including all data and information contained in such Marketing Authorizations or in any documents prepared or filed to obtain such Marketing Authorizations), regardless of whether any of these registrations are filed, maintained or held in the name of any GMS-MAH.

(d)	In the event of termination or expiration of this Agreement for any reason, GMS will (and it will cause each applicable GMS-MAH to) return all copies of any Marketing Authorizations and accompanying documentation in its possession to LMI or its designee. At the request of LMI, whether during the pendency of this Agreement or after termination or expiration, at GMS’s (or the applicable GMS-MAH’s) own expense, GMS will take (and it will cause each applicable GMS-MAH to take) all steps as may be required by applicable Law to transfer any and all such Marketing Authorizations to LMI or its designee (the “Next Distributor”), and will cooperate fully and in a timely manner with LMI to facilitate the prompt execution of such legal transfer and to assist the Next Distributor in applying for any licenses, permits, approvals or Marketing Authorizations that cannot be transferred, including by providing all copies of documents and information within *** (***) days after termination or expiration that are reasonably necessary to transfer or obtain new licenses, permits, approvals or Marketing Authorizations. In no event will LMI be obligated to pay any fee or to make any other payment to GMS or any GMS-MAH, to the local Government Authority in the Territory, or to any third party, to effect such legal transfer.

(e)	GMS agrees that irreparable damage would occur if any provision of this Section 5.11 were not performed in accordance with its terms and that LMI will be entitled to specific performance of the terms of this Section 5.11 (without having to post any bond or prove actual damages), in addition to any other remedy to which it is entitled at law or in equity. The obligations of GMS under this Section 5.11 will survive any termination or expiration of this Agreement.

ARTICLE VI

TERM AND TERMINATION

6.1 Term. Unless the Parties otherwise agree in writing, this Agreement will terminate on the fourth (4th) anniversary of the Effective Date or on any earlier date on which it is terminated pursuant to its terms (the “Initial Term”). Subject to GMS’s compliance in all material respects with all of its obligations under this Agreement during the Term (including those described in Sections 3.1 and 3.3), this Agreement will automatically renew for up to five (5) additional consecutive one (1) year renewal terms, unless either Party provides a written notice of non-renewal to the other Party at least *** (***) days in advance of the expiration of the Initial Term or any then-current renewal term, as the case may be (for the avoidance of doubt, renewals/non-renewals can apply on a Product-by-Product basis). The foregoing renewal terms, if any, and the Initial Term are referred to collectively in this Agreement as the “Term.”

6.2 Termination. In addition to the other provisions expressly providing rights to terminate this Agreement, this Agreement may be terminated in whole or in part on a *** basis as follows:

(a)	In the event that any Party materially breaches any of the provisions of this Agreement (including SDEA and Distribution Quality Agreement), the other Party will have the right to terminate this Agreement upon *** (***) days’ (or, in the case of nonpayment, *** (***) days’) prior written notice, unless that material breach is cured during that *** (***) day (or *** (***) day) period, in which event this Agreement will continue in full force and effect.

(b)	If any Party institutes for its protection or is made a defendant in any proceeding under bankruptcy, insolvency, reorganization or receivership Law, or that Party is placed in receivership or makes an assignment for benefit of creditors, then the other Party may terminate this Agreement immediately by written notice to the first Party.

(c)	Notwithstanding anything in this Agreement to the contrary, LMI will have the right to terminate this Agreement immediately without notice (and doing so will not constitute a breach of this Agreement) in the event that any Governmental Authority (i) takes (or proposed to take) any adverse action against LMI relating to the activities contemplated under this Agreement (including, for instance, by imposing remediation of any inspection findings at LMI’s manufacturing facilities) or (ii) otherwise makes (or proposes to make) any of the activities contemplated under this Agreement actually or potentially illegal or subject to fine, penalty or similar consequence

6.3 Consequences of Termination or Expiration. Termination or expiration of this Agreement will be without prejudice to any rights or remedies that have accrued to the benefit of any Party prior to that termination. Without limiting the foregoing, termination or expiration of this Agreement will not terminate GMS’s obligation to pay all invoices for Product shipped during the Term. Termination or expiration of this Agreement will not relieve any Party from its obligations that are expressly indicated to survive the termination of this Agreement. Sections 3.1, 3.3, 4.3, 4.4, 4.5, 4.8, 5.2, 5.3, 5.4 and 5.6 through 5.11 and Articles 1, 6, 7 (except for Section 7.5) and 8 will survive the termination or expiration of this Agreement for any reason.

ARTICLE VII

INDEMNIFICATION; LIMITATIONS ON LIABILITY

7.1 Indemnification by GMS. GMS will indemnify and hold harmless LMI, its Affiliates and their respective directors, officers, employees and agents (collectively, “LMI Related Persons”) from and against any suits, claims, losses, demands, liabilities, damages, costs and expenses (including reasonable attorney’s fees and reasonable investigative costs) (collectively, “Liabilities”), whether asserted by any LMI Related Party or third party, to the extent arising out of or resulting from or in connection with (a) any breach of this Agreement by GMS (including failure to comply with the *** Commitment and any Minimum Purchase Requirement) or (b) any negligence or willful misconduct by GMS, its Affiliates, and their respective directors, officers, employees and agents (collectively, “GMS Related Persons”), in each case, except to the extent that any of the foregoing arises out of or results from the breach of this Agreement by LMI or the negligence or willful misconduct of any of the LMI Related Persons.

7.2 Indemnification by LMI. LMI will indemnify and hold harmless GMS Related Persons from and against all Liabilities, whether asserted by any GMS Related Party or third party, to the extent arising out of or resulting from or in connection with (a) any breach of this Agreement by LMI or (b) any negligence, or willful misconduct by any of the LMI Related Persons, except to the extent that any of the foregoing arises out of or results from the breach of this Agreement by GMS or the negligence or willful misconduct of any of the GMS Related Persons.

7.3 Indemnification Procedures. All claims for indemnification under this Agreement will be asserted and resolved as follows:

(a)

A party claiming indemnification under this Agreement (the “Indemnified Party”) will promptly notify in writing the Party from whom indemnification is sought (the “Indemnifying Party”) of any claim against the Indemnified Party that could give rise to a right of indemnification under this Agreement. For third party claims, the Indemnifying Party will have the right to defend, at its sole cost and expense, that third party claim, on its own behalf and on the behalf of the Indemnified Party, by all appropriate proceedings, which proceedings will be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party; provided, however, that the Indemnifying Party may not enter into any compromise or settlement unless the

Indemnified Party consents thereto, which consent will not be unreasonably withheld, delayed or conditioned. If requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party (excluding the internal costs and expenses of the Indemnified Party), cooperate with the Indemnifying Party and its counsel in contesting any third party claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the Person asserting the third party claim or any cross-complaint against that person.

(b)	Notwithstanding the Indemnifying Party’s election to assume the defense of any third party claim, the Indemnified Party will have the right to employ separate counsel and to participate in the defense of that third party claim at its own cost; provided that the Indemnifying Party will bear the reasonable and documented costs and expenses of that separate counsel if (i) the use of counsel chosen by the Indemnifying Party to represent both the Indemnifying Party and the Indemnified Party would present that counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such third party claim include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party will have reasonably concluded that there may be a legal defense available to it which is different from or additional to the defenses available to the Indemnifying Party (in which case the Indemnifying Party will not have the right to assume the defense of that third party claim on behalf of the Indemnified Party), (iii) the Indemnifying Party will not have employed counsel reasonably satisfactory to the Indemnified party to represent the Indemnified Party within a reasonable time after notice of the institution of that third party claim or (iv) the Indemnifying Party authorizes the Indemnified Party to employ separate counsel at the Indemnifying Party’s cost and expense.

(c)	If the Indemnifying Party fails to notify the Indemnified Party within *** (***) days after receipt of notice in accordance with Section 7.3(a) (or any shorter period necessary to respond to that claim) that the Indemnifying Party elects to defend the Indemnified Party pursuant to this Section 7.3, or if the Indemnifying Party elects to defend the Indemnified Party pursuant to this Section 7.3 but fails to defend the third party claim diligently and promptly, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the third party claim by all appropriate proceedings, which proceedings will be promptly and vigorously defended by the Indemnified Party with respect to a third party claim for which the Indemnified Party is entitled to indemnification under this Agreement.

7.4 Limitations on Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY AND NOTWITHSTANDING ANYTHING PROVIDED FOR UNDER APPLICABLE LAW TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR ANY INDIRECT, SPECIAL, TREBLE, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, OR FOR ANY AMOUNTS REPRESENTING LOSS OF PROFITS OR LOSS OF BUSINESS, INCLUDING ANY

SUCH DAMAGES RESULTING FROM DELAYS IN DELIVERY, OR FAILURE TO DELIVER, ANY PRODUCT, REGARDLESS OF WHETHER THAT FIRST PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF THOSE DAMAGES (IN EACH CASE, OTHER THAN ANY SHORTFALL PAYMENTS PAYABLE UNDER THIS AGREEMENT AND EXCLUDED CLAIMS).

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY AND NOTWITHSTANDING ANYTHING PROVIDED FOR UNDER APPLICABLE LAW TO THE CONTRARY, LMI’S AGGREGATE LIABILITY UNDER THIS AGREEMENT WILL BE LIMITED TO THE NET AMOUNTS ACTUALLY PAID BY GMS TO LMI UNDER THIS AGREEMENT.

7.5 Insurance. Each Party will maintain, at all times during the Term, standard general commercial liability insurance and professional liability/errors and omissions insurance covering negligent acts, errors and omissions in the performance of services from a reputable insurance company. Coverage under each such policy will be in a reasonable amount (but in no event less than *** per occurrence or a *** general aggregate limit) and consistent with, or more comprehensive than, industry standards with respect to such Party’s obligations under this Agreement. All policies of insurance required to be maintained by either Party under this Agreement will be primary and non-contributory with any other insurance and/or self-insurance carried by the other Party or its Affiliates. Upon request, each Party will provide evidence to the other Party of the coverage or self-insurance required of such Party under this Agreement. The minimum level of insurance or self-coverage set forth in this Agreement will not be construed to create a limit on such Party’s liability under this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.1 Governing Law. This Agreement (and all Covered Claims) will be governed by, and construed in accordance with, the laws of the State of New York in the United States, without giving effect to any principles of conflicts of laws that would require or permit the application of a different law.

8.2 Entire Agreement. This Agreement (together with its exhibits and the SDEA and Distribution Quality Agreement, each of which is incorporated by reference in this Agreement) constitutes the sole and entire agreement of the Parties and their respective Affiliates with respect to the subject matter of this Agreement, and supersedes and prevails over all prior and contemporaneous understandings, agreements, representations and warranties (whether written or oral), with respect to that subject matter, including (i) the Term Sheet by and between the Parties, dated as of December 17, 2015, (ii) the International Distribution Agreement by and between Lantheus Medical Imaging, Inc. (as successor-in-interest to The DuPont Merck Pharmaceutical Company) and Global Medical Solutions (GMS), Taiwan Ltd. (as successor-in-interest to Syncor Taiwan, Inc.), dated as of May 2, 1995, as amended, modified and supplemented to date, and (iii) the distribution agreements between Lantheus Medical Imaging, Inc. or its designated Affiliate, on the one hand, and any of Global Medical Solutions Hong Kong Ltd., Global

Medical Solutions (NZ) Limited, Global Medical Solutions Philippines, Inc. or Global Medical Solutions Thailand Co., Ltd., on the other hand, in each case, as amended, modified and supplemented to date. The Parties agree that neither Party has relied on (and neither Party will have any remedies or causes of action (whether in contract, tort or otherwise) for) any statements, communications, disclosures, failures to disclose, representations, warranties or agreements of the other Party (or of any other person acting on the other Party’s behalf) that is not expressly set forth in this Agreement, the SDEA or the Distribution Quality Agreement, including any representations, warranties or agreements arising from statute or otherwise in law.

8.3 Severability. In the event that any provision of this Agreement is deemed to be invalid, illegal or unenforceable in any jurisdiction, then (i) the validity, legality or enforceability of the remaining provisions of this Agreement will not be affected or impaired in any way by that provision and (ii) the Parties will negotiate in good faith to replace that provision with a valid and enforceable one that effects the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

8.4 Relationship of the Parties. In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement will be construed or implied to create an agency, partnership, joint venture, franchise or employer-employee relationship between LMI and/or any of its employees, independent contractors and/or agents, on the one hand, and GMS and/or any of its employees, independent contractors and/or agents, on the other hand. Neither Party will have any express or implied right or authority to (i) make any representation, warranty or commitment, (ii) assume, create or impose any obligations, contracts, agreements or undertakings or (iii) incur any charges or expenses, in each case, for, on behalf of, or in the name of, the other Party, unless expressly so authorized in writing by the other Party.

8.5 Force Majeure. Each of the Parties will be excused from the performance of its obligations under this Agreement (except for any obligations to make payments to the other Party under this Agreement) for so long as, and neither Party will be liable to the other Party or to any third Person in the event that, its performance is prevented or delayed due to a Force Majeure Event. The Party suffering the occurrence of a Force Majeure Event will notify the other Party as soon as reasonably practicable, stating the period for which that Force Majeure Event is expected to continue, and any time for performance under this Agreement will be extended by the actual time of delay caused by that Force Majeure Event; provided that, (i) GMS will be allowed to purchase from alternate suppliers those quantities of Products that LMI is unable to supply under this Agreement on account of any Force Majeure Event, and GMS will not be in violation of Section 3.1 in connection with those purchases, and, (ii) in the event that LMI is unable to supply any Product under this Agreement on account of any Force Majeure Event that lasts for more than *** (***) days, then LMI will have the option at any time during the continuation of LMI’s inability to supply that Product under this Agreement on account of the Force Majeure Event to reimburse GMS for any incremental, out-of-pocket costs incurred on and after the expiration of that *** (***) day grace period in procuring the same Product from alternative suppliers in that country (i.e., costs above those that would have been incurred under this Agreement for that Product), taking into account sizing, calibration, decay and similar attributes, up to an amount not to exceed *** percent (***%) of the Purchase Price under this Agreement, and, in the event that LMI does so, this Agreement will continue with respect to that Product for the duration of such reimbursement and the subsequent period during which LMI is again able to supply that Product. In the event that LMI declines to so reimburse GMS with respect to any Rx Product that LMI is unable to supply under this Agreement on account of any Force Majeure Event, GMS will have the option to ***.

8.6 Arbitration. Any dispute, controversy or claim arising out of or relating to compliance with, or breach or alleged breach, interpretation or validity of, this Agreement or otherwise relating to the Parties (each a “Dispute”) will be exclusively resolved by binding arbitration, which arbitration may be commenced by sending a written notice to the other Party demanding arbitration of that Dispute (the “Demand”). In that event, the Dispute will be finally resolved by arbitration in accordance with the United States Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association. The place of the arbitration will be New York, New York. The arbitration will be conducted in the English language before a panel of three arbitrators. Each Party will name one arbitrator, and the two so named will name the third arbitrator, who will act as chairman. If the two party arbitrators cannot agree on a third arbitrator within *** (***) days after the Demand, the third arbitrator will be selected by the American Arbitration Association. The arbitrators will promptly meet, fix the time, date and place of the hearing and notify the Parties. The arbitration will be conducted within *** (***) days after any Demand. The panel of arbitrators will promptly transmit an executed copy of its decision to the Parties. The decision of the arbitrators will be final, binding and conclusive upon the Parties. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Each Party retains the right to seek from a court any interim or provisional relief that may be necessary to protect the rights or property of that Party pending the establishment of the arbitrators’ determination of the merits of the controversy, and any such action will not be deemed incompatible with this Agreement to arbitrate or a waiver of the right to arbitration. The obligations of the Parties under this Section 8.6 are specifically enforceable and will survive any termination of this Agreement. All awards are subject to Section 7.4; provided that the arbitrators may award to the Party prevailing in the arbitration its reasonable out-of-pocket costs, including the reasonable fees and expenses of the arbitrators and legal counsel incurred in the arbitration proceedings, or the arbitrators may award the costs on a distributive basis that apportions costs on an issue-by-issue basis and based on the inverse proportion that any amount actually contested but not awarded to GMS or LMI bears to the aggregate amount actually contested by GMS and LMI, respectively.

8.7 Notices. All notices, requests, demands, consents, approvals and other communications to any Party required to be given or delivered under, or by reason of, this Agreement will be in writing, and will be deemed to have been given when actually received (or refused) by the addressee after being sent by personal delivery, certified or registered mail, reputable overnight express courier or facsimile (with hard copy to follow) to the address for the addressee set forth below:

Notices to LMI:

Lantheus Medical Imaging, Inc.

331 Treble Cove Road

North Billerica, MA 01862

Attn: Michael P. Duffy, General Counsel and

    Senior Vice President, Strategy and Business Development

Notices to GMS:

Global Medical Solutions, Ltd.

14140 Ventura Blvd., Suite 201

Sherman Oaks, CA 91423

Attn: Haig Bagerdjian, Chief Executive Officer

Any Party may change its notice address by giving a notice to the other Parties pursuant to this Section 8.7. Notwithstanding the foregoing, all reporting for adverse events, serious adverse events, special situations and product quality complaints will be made pursuant to the SDEA and Distribution Quality Agreement.

8.8 Successors and Assigns; Assignment. Neither this Agreement, nor any right, interest or obligation under this Agreement, may be assigned or otherwise transferred, directly or indirectly, by either Party (whether by contract, operation of law or otherwise), in whole or in part, without the prior written consent of the other Party, which consent may be withheld in the sole discretion of the other Party; provided, however, that:

(a)	either Party may assign or otherwise transfer any or all of its rights, or delegate any or all of its respective duties or obligations, under this Agreement without the consent of the other Party, to an Affiliate of such Party (but only for as long as such Person remains such Party’s Affiliate, and provided that such Person has the capabilities and legal authorization necessary to perform the assigned duties and obligations), it being agreed that no such assignment to a Party’s Affiliate will release the assigning Party from its obligations under this Agreement;

(b)	each Party will assign or otherwise transfer all of its applicable rights, and delegate all of its applicable duties and obligations, under this Agreement without the consent of the other Party, to (i) an acquirer of, or successor to, (1) all or substantially all of the assets of that Party (or any of its parent companies) or (2) all or substantially all of any business line to which this Agreement relates or (ii) the surviving entity in any merger, consolidation, equity exchange or reorganization to which (1) that Party (or any of its parent companies) or (2) that business line is a party (in each case, however such a transaction is structured); and

(c)	LMI may assign or otherwise transfer any or all of its rights, or delegate any or all of its duties or obligations, under this Agreement without the prior written consent of GMS for the benefit of any lenders under any financing arrangement of LMI or its Affiliates;

provided, in each case, the assigning Party provides to the other Party written notice of such assignment or transfer as soon as reasonably possible and the assignee, acquirer, successor or surviving entity, as the case may be, agrees in writing to be bound (or by operation of law is bound) by all of the obligations of that Party under this Agreement. Any assignment or transfer in violation of this Agreement will be null and void and have no force or effect. This Agreement will be binding upon and inure to the benefit of the Parties, and its respective successors and assigns as permitted under this Agreement.

8.9 Third Party Beneficiaries. None of the provisions of this Agreement will be for the benefit of or enforceable by any third party (other than the LMI Related Parties and the GMS Related Parties with respect to Article 7), including any creditor of any Party (unless assigned in accordance with Section 8.8(c)). Except as expressly provided in the previous sentence, no third party will obtain any right under any provision of this Agreement or will by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any Party.

8.10 Modifications. Except as otherwise expressly provided, this Agreement may only be amended, modified or supplemented by an agreement in a writing signed by each of the Parties. The Parties agree that, in the event that there is a change in Law that affects (or may affect) the legality or enforceability of this Agreement or any of its provisions or that materially and adversely affects the ability of any Party to perform its obligations or receive the benefits intended under this Agreement, then, as soon as reasonably practical following written notice thereof, the Parties will negotiate reasonably and in good faith (provided that neither Party will have any obligation to enter into) an amendment or substitute agreement in order to best reflect the original intent of the Parties in a manner consistent with that change in applicable Law.

8.11 Waivers. No waiver of any provision of this Agreement will be effective unless it is explicitly set forth in writing and signed by the Party so waiving. No failure or delay of a Party in exercising any right, remedy, power or privilege arising from this Agreement will operate or be construed as a waiver thereof. No single or partial waiver in any one or more instances will be deemed to constitute a further or continuing waiver in other instances or a waiver of any provision not expressly identified by that written waiver, whether of a similar or different character, and whether occurring before or after that waiver.

8.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, and those counterparts will together constitute one and the same instrument. A facsimile transmission of an executed counterpart signature page will be deemed an original.

[The remainder of this page is left blank intentionally.]

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have duly executed this Agreement as of the day and year first written above.

LMI:

LANTHEUS MEDICAL IMAGING, INC.

By:
Name:
Title:

GMS:

GLOBAL MEDICAL SOLUTIONS, LTD.

By:
Name:
Title:

Exhibit A

Product Schedule

Rx Products

Unless otherwise noted, the Purchase Prices below apply to purchases made in any country within the Territory.

Rx Product	Unit of Measure	Purchase Price (in USD) for ***
3000 TechneLite® Generator	Unit	$***
4000 TechneLite® Generator	Unit	$***
4500 TechneLite® Generator	Unit	$***
5000 TechneLite® Generator	Unit	$***
6000 TechneLite® Generator	Unit	$***
7500 TechneLite® Generator	Unit	$***
10000 TechneLite® Generator	Unit	$***
12500 TechneLite® Generator	Unit	$***
15000 TechneLite® Generator	Unit	$***
Cardiolite®	Vial	$***
NEUROLITE®	Vial	$*** (***) $*** (***)
Thallium	mCi	$***
Gallium	mCi	$***

*** Purchase Price Increases. For each ***, LMI will be entitled to increase the Purchase Price of any or all Rx Products by a percentage of the previous *** Purchase Price for that Rx Product, up to the lower of (i) *** percent (***%) and (ii) the percentage change in the U.S. Producer Price Index (Pharmaceutical Preparations) over the past *** (**) months, effective upon *** (***) days’ prior written notice.

Moly-99 Cost Increase Pass Through. In addition, if, at any time during the Term, LMI’s and its Affiliate’s Moly-99 costs increase by *** percent (***%) or more (individually or in the aggregate) over any *** (***) day period (when compared to such costs as of the Effective Date), then *** will be passed through *** via increases to TechneLite® Purchase Prices, effective upon *** (***) days’ written notice (which notice period may run concurrently with the *** (***) day Moly-99 cost increase period).

Miscellaneous. ***

Direct Products

Direct Product	Unit of Measure	Minimum Purchase Price (in USD)
DEFINITY	Vial	$***
Cardiolite®	Vial	$***
NEUROLITE®	Vial	$***
Thallium	mCi	$***
Gallium	mCi	$***

Activation Devices

Purchase Price (in USD): An amount equal to LMI’s actual cost, plus *** percent (***%).

Shipping Charges

All Product purchases under the Agreement are subject to additional shipping charges:

Product	Unit of Measure	Shipping Charges (in USD) as of the Effective Date
TechneLite® (all sizes)	per ***	$***
TechneLite® (all sizes)	per ***	$***
Cardiolite®	per ***	$***
DEFINITY®	per ***	$***
NEUROLITE®	per ***	$***
Thallium	per ***	$***
Gallium	per ***	$***

The shipping charges specified above are current only as of the Effective Date and are subject to change by the carriers, with a *** percent (***%) markup.

GMS will have the option to ***.

Exhibit B

Minimum Purchase Obligations

Constraints Regarding *** Rx Product Mix

Rx Product	Unit of Measure	Minimum No. of Units
TechneLite®	Ci	***
Cardiolite®	Vial	***
NEUROLITE®	Vial	***
Thallium	mCi	***
Gallium	mCi	***

Minimum Purchase Requirements for Direct Products

Direct Product	Unit of Measure	Minimum Purchase Requirements For **** (in No. of Units)	*** Increase to Minimum Purchase Requirements
DEFINITY®	Vial	***	***
Cardiolite®	Vial	***	***
NEUROLITE®	Vial	***	***
Thallium	mCi	***	***
Gallium	mCi	***	***